                                                                   EXHIBIT 10.16

TRANSLATOR NOTE:

The following additions (IN BOLD) were included in the changes in the file "cambios 10sep," but did not appear in the final Spanish version, so I have deleted them from this final English version.

25.2.2 - The Parties agree that the Arbitration shall take place in the city of Quito, Ecuador AND, IF IT CONSIDERS IT APPROPRIATE, THE CENTER MAY DESIGNATE THE ARBITRATION CENTER OF THE QUITO CHAMBER OF COMMERCE AS THE PLACE AND THE FACILITIES FOR THE DEVELOPMENT OF THE ARBITRATION PROCEEDING.

25.3.1 If the disagreement or controversy is of a nature such that it cannot be resolved by the Consultant as stipulated in Clause 25.1, or if one or both of the Parties is not satisfied with the decision rendered by the Consultant, unless it has been agreed that the opinion of the Consultant be binding, PETROECUADOR and the Contractor agree to submit such a disagreement or controversy to the arbitration of the International Center for the Settlement of Investment Disputes (ICSID). (THE CENTER)

CONTRACT FOR THE PRODUCTION OF CRUDE OIL AND ADDITIONAL HYDROCARBON EXPLORATION IN THE CHARAPA MARGINAL FIELD OF PETROECUADOR

Dear Mr. Notary:

Within the registry of public instruments under your supervision, and using the formalities of said style, please incorporate one which shows the Contract for the Production of Crude Oil and Additional Hydrocarbon Exploration in Charapa Marginal Field, to be signed by the Ecuadorian State Oil Company PETROECUADOR, on the one hand; and the Consortium composed of the companies TECNIPETROL, INC. and BELLWETHER INTERNATIONAL INC., on the other, containing the following clauses:

FIRST -- PARTIES APPEARING:

The parties appearing for the signing of this contract are on the one hand the Ecuadorian State through the intercession of the Ecuadorian State Oil Company, PETROECUADOR, and its affiliate, the State Company for the Oil Development and Exploration, PETROPRODUCCION, represented by economist Jorge Pareja Cucalon and engineer Carlos Quiroz Soria in their roles as Executive President and manager, respectively, duly authorized by the Administrative Council of PETROECUADOR and the Board of PETROPRODUCCION, in that order, as shown in the attached documents, hereinafter to be known as PETROECUADOR, and on the other, the Companies TECNIPETROL, INC. y BELLWETHER INTERNATIONAL, INC., affiliates of TECNOLOGIA INVERSIONES ECUADOR - TECNIE CIA. LTDA and BELLWETHER EXPLORATION COMPANY who constitute the Consortium referred to as BELLWETHER - TECNIPETROL CONSORTIUM represented legally and jointly by Eng. Carlos Paz y Mino and Dr. Jorge Paz Durini respectively, as accredited by the documentation which shall also be attached, and hereinafter known as the Contractor.

SECOND -- BACKGROUND:

2.1 - Through Law Number 44, published in Official Record No. 326 of November 29, 1993, reformed by means of Law no. 49, published in the Official Record No. 346 of December 28 of the same year, the reforms to the Hydrocarbons Law were issued, incorporating the modality of Contract for the Development of Crude Oil and Additional Hydrocarbon Exploration in Marginal Fields, by means of which PETROECUADOR delegates to the Contractor the ability to undertake the additional development and exploration activities in marginal production fields currently under development by its Ecuador Oil Exploration and Production Affiliate, PETROPRODUCCION.

2.2 - According to what has been set forth in Article 2, reformed, of the Hydrocarbons Law, the Ministry of Energy and Mines, through Ministerial Agreement No 090 dated published in Official Registry Number 255 dated February 11, of the same year, qualified the Charapa Field as Marginal, subject Special Bid No. 003-UCCM, based on the Technical, Economic and Legal Study for Deposits Management, for the Qualification of Marginal Fields presented by PETROECUADOR with official letter number 256-PEP-UCP-PPR-97/116805 of December 22, 1997, and on the reports of the National Office of Hydrocarbons and the Office of Legal Affairs of the Ministry of Energy and Mines, shown in the Memorandums Nos. 980091_DNH-CO-PT-Y-008-98 and 008-DAJ-JE-98, of January 8 and 9 of 1998, which are respectively appended.

2.3 - The Special Bidding Committee, CEL, convoked in the month of April 1998 the First Round of the Special Bids for the Production of Crude Oil and the Additional Exploration of Hydrocarbons in Marginal Fields on national territory, for which purpose the said Committee approved the corresponding pre-contract documents, and also issued the Basic Contracting Conditions, by means of Executive Decree No. 1327-A, published in the Supplement of the Official Register No. 305 dated April 27, 1998.

2.4 - For the purposes of presenting their Bid, the Companies TECNOLOGIA INVERSIONES ECUADOR - TECNIE CIA. LTDA. and BELLWETHER EXPLORATION COMPANY constituted the Consortium referred to as TECHNIE - BELLWETHER by means of the Public Document made before the Third Notary of Quito Canton, Metropolitan District on June 25, 1998, a certified copy of which is attached. XX

Following the qualification and selection process of the companies that presented their offer in the bids for the Charapa Field, the CEL by means of Resolution no. 579-CEL-99 of January 4, 1999 determined the first place in the preference to be the offer presented by the Companies composing the TECHNIE - BELLWETHER Consortium.

2.5 TECNIPETROL, INC. is a company constituted within the scope of the laws of the Republic of Panama, domiciled in Ecuador and inscribed in the Business Register on the first of June of nineteen ninety-nine, affiliate of TECNOLOGIA INVERSIONES ECUADOR - TECNIE CIA. LTDA.; and the Company BELLWETHER INTERNATIONAL, INC. is a Company constituted under the laws of the United States of America domiciled in Ecuador and inscribed in the Business Register on the fourth of June nineteen ninety-nine, affiliate of BELLWETHER EXPLORATION COMPANY.

By means of the Public Document made before the Thirty-Second Notary of the Quito Canton, Metropolitan District on September 13, 1999, a certified copy of which is appended, the Affiliated Companies that sign this Contract for the execution thereof have constituted the Consortium referred to as the BELLWETHER
- TECNIPETROL CONSORTIUM.

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2.6 - The Executive President of PETROECUADOR, with Official Letters Nos.
201-UCP-99 2659 of July 19, 1999 and 199-UCP-99 2655 of July 19, 1999
respectively, requested the report from the Attorney General of the State as to this contracting and the opinion of the Armed Forces, whose favorable report and opinion are recorded in the Official Letters Nos. 07331 of September 3, 1999 and 990148-DIN-4 of July 20, 1999, respectively, which are appended.

2.7 - The Special Bidding Committee, CEL, by means of Resolution No. 609-CEL-99 of September 12, 1999, which is appended awarded the present Contract to the Consortium composed of the Companies TECHNIPETROL, INC and BELLWETHER INTERNATIONAL, INC. for the Development of Crude Oil and the Additional Exploration of Hydrocarbons in the Charapa Marginal Field.

2.8 - The Administrative Council of PETROECUADOR and the Board of Directors of PETROPRODUCCION, by means of Resolutions Nos. 367-CAD-99-10-28 of October 28, 1999 and 10.-110-PPR-99-10-22 of October 22, 1999, respectively, which are appended, authorized the Executive President of PETROECUADOR and the Manager of PETROPRODUCCION to enter into the present Contract.

THIRD -- INTERPRETATIONS AND DEFINITIONS

3.1   Interpretation

3.1.1 - Contractual interpretation: If the interpretation of one or more clauses of this Contract is necessary, the Parties shall interpret them as per the dispositions of Title XIII, Book IV of the Ecuadorian Civil Code, setting forth that the titles and the order of the clauses and sub-clauses are only for purposes of identification and reference, but not preeminence or preference.

3.1.2 - Any tolerance by the Parties regarding non-fulfillment of the obligations set forth in this Contract under no circumstances shall imply a change or alteration of these stipulations, and such a fact shall not constitute a precedent for the interpretation of this Contract, nor a renunciation, nor a source of rights in favor of the Party that did not meet its obligations.

3.1.3 - The stipulations appearing in this Contract shall prevail, in the event of any discrepancy, over those appearing in the subcontracts with third parties, additional agreements between the Parties, and in other documents which by their legal, technical or economic nature, may be considered secondary in nature.

3.1.4 - The Parties leave express evidence of their acceptance that, in the event of contradictions between this Contract and the legal, regulatory, or Basic Contracting provisions, these latter dispositions shall prevail over this Contract.

3.1.5 -Language: This Contract has been written by the Parties in the Spanish language; the said version shall be considered for all its effects as the only valid version. In spite of this, the Contractor may notarize a version of this Contract in another language under the proviso that if there is any difference between both versions, the Spanish text shall prevail.

3.1.6 -For the best interpretation of this Contract, PETROECUADOR and the Contractor agree to grant the meanings that are assigned later on to the technical or specialized terms employed with the greatest frequency in this instrument, indistinctly from the fact that they may be written in singular or plural.

3.2  -Definitions:

3.2.1 -Fiscal Year: Refers to the twelve month period running between January 1 and December 31, both inclusive, for each year.

3.2.2 -Contract Area: Refers to the surface and its projection into the subsurface the boundaries and specifications of which appear in Annex I(ii).

3.2.3. Environmental Audit: Refers to the study that determines the conditions affecting the environment, for a certain area, resulting from oil development and exploration activities in the said area.

3.2.4 -Barrel: Refers to the Crude Oil production unit equal in volume to forty-two gallons of the United States of America, measured at Standard Conditions (STP), that is a temperature of sixty degrees (60 degrees) Fahrenheit and a barometric pressure of fourteen point six nine five nine (14.6959) pounds per square inch.

3.2.5 -Charapa Field: Refers to the one qualified as a Marginal Field by the Ministry of Energy and Mines and is located in the Contract Area. It includes the deposits and their surface projection, four drilled wells, flow lines and central production station.

3.2.6 -Inspection and Delivery Center: Refers to the site where the Inspected Crude Oil Production from the Charapa Field is measured and delivered, which is located in the Charapa Central Station.

PETROECUADOR shall receive the volumes of Crude Oil corresponding to the Base Curve and to its participation in the Incremental Production at the Inspection and Delivery Center. The Contractor shall likewise receive the volume corresponding to its participation in the incremental production at this Center.

If operatively appropriate, the Parties shall agree on new Inspection and Delivery Centers, which shall be approved by the MEM.

3.2.7 Standard Conditions (STP): Refers to the normal conditions of a temperature of sixty degrees (60 degrees) Fahrenheit and a barometric pressure of fourteen point six nine five nine (14.6959) pounds per square inch.

3.2.8. Contract: Refers to the present instrument, including its qualifying documents and annexes, which in their aggregate shall be referred to as the "Contract for the Development of Crude Oil and Additional Exploration for Hydrocarbons of the Charapa Field of PETROECUADOR."

3.2.9 - Contractor: Refers to the Consortium composed of the Companies TECNIPETROL, INC and BELLWHETHER INTERNATIONAL, INC.

3.2.10 - Operating Costs: These are the production costs of the Contractor, minus the amortization and depreciation. If the cost of operation for a given period is divided by the inspected production of that same period, the unit operation cost can be derived for that period.

3.2.11 - Base Curve Cost: This is the value of 1.70 U.S. dollars per barrel of Crude Oil, applicable to the 1999 Fiscal Year, that PETROECUADOR will pay to the Contractor to produce the volume of the Base Production Curve. This value shall be updated annually at the start of each fiscal year, according to the variation of the price index to the Producer Price Index - Series ID: wpssop3510 Seasonally Adjusted Item: Finished Energy Goods Commodities of the United States of America.

3.2.12 - Related Companies

Parent Company: Refers to the company or entity that directly or indirectly controls the Affiliate or the Subsidiary, respectively.

Affiliate: Refers to a company or entity that is directly controlled by its Parent Company.

Subsidiary: Refers to a company or entity that is directly controlled by the Affiliate and indirectly by the Parent Company.

The term "control" for the above mentioned relationships shall be understood to conform to that indicated in the Regulation on the Special Bidding System for Additional Development and Exploration Contracts for Marginal Fields.

3.2.13 - Base Production Curve: This is the production profile of the Crude Oil projected by PETROPRODUCCION for the Charapa Field, that appears in this Contract as Annex II"

3.2.14 - DNH: National Office of Hydrocarbons

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
3.2.15 - Dollar: Refers to the monetary unit of the United States of America (U.S. dollars)

3.2.16 - Main Conduits: Refers, in general, to the pipelines and other equipment and facilities for the transportation and storage necessary to evacuate Crude Oil, from its Intake Stations, to the exportation terminals or industrial centers of the country.

3.2.17 - Secondary Conduits: Refers in general to the pipelines and other transportation and storage equipment and installations necessary for the evacuation of Crude Oil from the storage tanks in the Inspection and Delivery Centers of the Contract Area to the Intake Station of the Main Conduits.

3.2.18 - EIA: (Environmental Impact Study) - This is the document by means of which the Contractor makes known, from descriptive, analytical and predictive multidisciplinary studies, the potential risks as well as the positive and negative effects that may be caused to nature, to the ecosystems and to the social organizations, by hydrocarbon operations, as well as the measures that will be taken to prevent and to control and mitigate the risks and negatives effects, as well as the actions necessary for rehabilitating the affected areas.

3.2.19 - Head Station for Main Conduits: Refers to the site where the set of facilities for storing, measurement (inspection) and pumping of Crude Oil is located, from where a Main Conduit starts. Currently, this station is located in Lago Agrio; in the future other Head Stations can be built for new Main Conduits.

3.2.20 - Effective Date: Refers to the date of registration of this Contract in the Hydrocarbons Register of the DNH, from which its deadlines are counted.

3.2.21 - Act of God or Unavoidable Accident: Refers to the events which can neither be resisted nor controlled by one or both Parties. This definition covers, but is not limited to: earthquakes, seaquakes, floods, landslides, storms, fires, explosions, work stoppages, strikes, social disturbances, acts of war (whether declared or not), acts of sabotage, acts of terrorism, actions or omissions on the part of any state authority, dependency or entity, any other circumstance not mentioned in this Clause 3.2.21, which may be equally impossible to resist and which is beyond the reasonable control of the Party that invokes the occurrence of the fact and which causes the total or partial obstruction or delay of compliance with the obligations of the Party in question, under the stipulations of this Contract, and the concept defined in
Article 30 of the Ecuadorian Civil Code.

3.2.22 - Associated Gas: Refers to the mixture of hydrocarbons coming from Crude Oil Deposits located in solution in the deposit and which are transformed into the gaseous state at surface pressure and temperature conditions.

3.2.23 - Free Natural Gas: Refers to the mix of hydrocarbons coming from Gas deposits, which remain in a gaseous state at the deposit and surface pressure and temperature conditions

3.2.24 - MEM: Ministry of the Sector, or Ministry of Energy and Mines.

3.2.25 Parties: Refers to the Ecuadorian State through PETROECUADOR and PETROPRODUCCION, on the one part and the Contractor on the other.

3.2.26 - PETROECUADOR: Is the State Oil Company of Ecuador, with legal personality, its own equity, administrative, economic, financial and operating autonomy, domiciled in the city of Quito. When PETROECUADOR is mentioned, it shall be understood that reference is made to this company and its Affiliates, as far as applicable.

3.2.27 PETROPRODUCCION: Refers to the State Company for Exploration and Production of Oil of Ecuador, affiliate of PETROECUADOR with a legal personality, its own equity, administrative, and operating autonomy, domiciled in the city of Quito, which shall be responsible for the administration, follow-up and coordination of the Contract.

3.2.28 - Crude Oil: Refers to the mix of hydrocarbons that exists in the liquid phase in deposits and that remains in a liquid state on the surface under Standard Conditions.

3.2.29 - Development Plan: Refers to the set of activities and their corresponding estimated investments that the Contractor undertakes to make and in the event that Commercially Viable Crude Oil deposits are discovered as a result of the execution of the additional exploration activities, it will be submitted to the approval of the MEM.

3.2.30 - Minimal Plan for Additional Exploration and Investments: Refers to the collection of activities offered by the Contractor and that it is obligated to execute, for its account and risk, in the Contract Area during the first three years of validity, for the purpose of defining structures for new discoveries of reserves which are indicated in Annex III with their respective estimated investments.

3.2.31 - Five Year Plan: Refers to the document containing the collection of projected activities and estimated investments, proposed by the Contractor during the Contract, for the five fiscal years subsequent to the date of submission of the said plan. This plan must be updated annually.

3.2.32 - Term and Deadlines:

Term: refers to the period running between one date and another, including both weekends and holidays, at the national level and in the city of Quito.

Deadline: is the period running between one date and another, in which only working days are taken into account.

3.2.33. Horizontal Well: Refers to a well drilled from the surface with directional control and intentionally detoured from vertical for the purpose of intersecting the objective geological zone or zones, at a detour angle greater than sixty (60) degrees from vertical and in order to penetrate a portion of the geological section in a horizontal or quasi horizontal plane, within the said section at a distance of more than 300 feet.

3.2.34 - Reference Price (Pi(t)): Refers to the final weighted average monthly price corresponding to the immediately preceding month for direct external cash sales of Crude Oil made by PETROECUADOR, including incidental or "spot" and long term sales, adjusted in quality equivalent to the Crude Oil produced in the Contract Area. These prices shall be expressed in the terms FOB Ecuadorian port (main export terminal) and in Dollars per Barrel.

In the event that PETROECUADOR does not realize external sales in the respective period, the Reference Price shall be established based on a basket of crudes, agreed upon by the Parties, whose prices shall be obtained from specialized publications of recognized prestige.

3.2.35 - Average Sales Price from PETROECUADOR (PM): Refers to the latest average monthly price corresponding to the immediately preceding month for direct external sales of Crude Oil, realized by PETROECUADOR in cash, including incidental or "spot" sales and long term sales. These prices shall be expressed in FOB Ecuadorian port terms (main export terminal) and in dollars per barrel.

3.2.36 - Inspected Production: Refers to the Crude Oil of the Contract Area, measured in barrels at the Inspection and Delivery Center, subtracting the volume of water and sediments (BS&W), duly certified by the DNH.

3.2.37 - Incremental Production: Refers to the volume of Inspected Crude Oil that exceeds the Base Production Curve.

3.2.38 - Annual Budget and Activities Program: Refers to the Collection of activities and estimated investments that the Contractor must present annually by October 31 of each Fiscal Year and that it proposes to realize in the following Fiscal Year. The said Annual Programs and Budgets must be presented in conformity with the Minimum Production Activities and Investments Plan and the Minimum Plan for Additional Exploration and Investments for the respective periods.

3.2.39 - Minimum Production Activities and Investments Plan: Refers to the collection of activities offered by the Contractor and that it is obligated to execute in the Charapa Field, within the first three (3) years of validity of the Contract, and that is included in Annex IV, with its respective estimated investments.

3.2.40 - Reconditioning: Refers to the operation performed on a well to assure, restore or improve the Crude Oil production of an open (drilled) deposit for production of the well. It also refers to the closing or abandonment operation of a completion in a deposit in order to attempt a new completion in the same or another deposit, from the said well. These operations include, but are not limited to, stimulations (acidifications, fracturing), installation or recovery of a pumping system, repairs or maintenance works, opening of windows, deepening, recompletion or plugging of the well.

3.2.41 - Possible Reserves: Refers to the hydrocarbon volumes which may originate from formations identified as suitable for the accumulation of hydrocarbons, but which have still not been drilled.

3.2.42 - Probable Reserves: Refers to the hydrocarbon volumes which through geological interpretation, geophysics and deposit engineering studies are presumed to exist in areas adjacent to the proven zones of the same deposit, and which may be recovered.

3.2.43 - Developed Proven Reserves: Refers to the volumes of Crude Oil which can be recovered through the available wells with the existing equipment and operating conditions.

3.2.44 - Undeveloped Proven Reserves: Refers to the proven reserves which are expected to be recovered through new wells or by means of the existing wells, which for this purpose must be completed in areas which are currently not in production or have not been drained.

3.2.45 - Total Proven Reserves: Are constituted by the total of the developed proven reserves and the undeveloped proven reserves.

3.2.46 - Emergency Situations: Are those extraordinary circumstances qualified as such by the Ministry of Energy and Mines and which occur or are envisioned as occurring, within or outside the Country, and which lead to the adoption of necessary and immediate actions to avoid detriments that affect or may affect the normal operating conditions envisioned in this Contract or the persons who render services to any of the Parties or the goods owned by these or third parties, and the goods owned by them or by third parties, without prejudice to that set forth in the Hydrocarbons Law and the National Security Law.

3.2.47 - Sucre: Refers to the monetary unit of the Republic of Ecuador.

3.2.48 - Production Rate: Shall have the highest efficiency fixed by the DNH on the base of the characteristics and individual size of the deposits, production characteristics and number of wells and facilities in a way that can be preserved for a given period under principles of balanced relationships between reserves and production. The procedure for fixing the Production Rate is included as Annex 5.

3.2.49 - Calendar Quarter: The period of three (3) consecutive months starting on the first of January, the first of April, the first of July and the first of October of each fiscal year, respectively.

3.2.50 - Production Unit: Barrel

3.2.51 - Condensed Gas deposits: Refers to those Gas deposits that, upon being developed, will produce gas and liquids in a ratio not exceeding one hundred thousand standard cubic feet of gas for each Barrel of liquids, according to measurements made on the surface under normal conditions of pressure and temperature.

3.2.52 - Gas deposits: Refers to those deposits of hydrocarbons that, in deposit conditions of pressure and temperature, contain only hydrocarbons in the gaseous state.

3.2.53 - Commercially Viable Crude Oil Deposits: Refers to those deposits of Crude Oil that, in the judgment of the Contractor are commercially viable and are included in the Development Plan or Plans.

For the definitions not included in this Contract or within the legal framework composing it, the Parties shall refer to the definitions contained in the law, regulations relating hereto, the Basic Contract Conditions and definitions generally accepted in the international oil industry.


FOURTH - PURPOSE:

4.1 - The purpose of this contract is the Production of Crude Oil and the Additional Exploration of Hydrocarbons in Contract Area of the Charapa Field in order to increase current production and integrate new reserves.

4.2 - To meet the purpose of this Contract, the Contractor, under its exclusive responsibility and risk, must carry out the activities and make the investments required with the use of adequate technology.


FIFTH - RIGHTS OF THE PARTIES:

5.1 - The hydrocarbon deposits located within Ecuadorian territory represent national resources owned and controlled by the State. Therefore, the Ecuadorian State is the sole and unconditional owner of all hydrocarbon deposits and substances that accompany them, in any physical condition in which they may be found.

5.2 - This Contract does not grant the Contractor any right of ownership over the surface, subsurface or over any type of resource, whether natural or not, which may exist in the Contract Area, nor over any areas to be expropriated in favor of PETROECUADOR for the execution of this Contract, nor over its rights of way, nor over the works performed therein. As a consequence, the boundaries of the Contract Area have the sole end or purpose of determining surface space and its projection down to the subsurface in which the Contractor must operate.

5.3 - PETROECUADOR shall have the right to receive from the Contractor the volumes of Crude Oil corresponding to it both from the Base Production Curve and for its percentage share in the Incremental Production.

5.4 - The Contractor shall have the right to its share in the Crude Oil production and to freely dispose of it in conformity with this Contract, with the exception of that set forth in Article 33 of the Hydrocarbons Law; and to receive the recompense for the Cost of the Base Production Curve. The rights of the Contractor arising from this Contract do not include ownership rights over the underground hydrocarbon reserves resulting from the additional exploration and production works.

5.5 - The Contractor has the exclusive right to develop the activities under this Contract within the Contract Area.

5.6 - The Contractor has the right, free of charge, to make use of the infrastructure and assets which PETROECUADOR currently owns in the Contract Area, with the Contractor being responsible for their care, proper use, maintenance, and restoration of the infrastructure and assets in question in such a way that upon the expiration of the Contract, it may restore the field to PETROECUADOR with all of its infrastructure and assets in conditions similar to how they were delivered, except for natural wear and tear due to normal use.

5.7 - In the execution of its activities and works, the Contractor shall have full autonomy for its administration or management.

SIXTH - OBLIGATIONS OF THE PARTIES:

6.1 - The Contractor undertakes the following:

6.1.1. - To carry out the technical, administrative and economic operations under its responsibility as well as meeting with all of the obligations arising from the Law, Regulations, Contract Conditions and this Contract, assuming all of the risks inherent in the production and additional exploration operations in the Contract Area. As a result, failures of a technical nature and their consequences, arising from an action of the Contractor or its subcontractors shall be its exclusive responsibility.

6.1.2. - To execute the Minimum Program for Production Activities and Investments committed to for the first three (3) years, in order to increase the Crude Oil production over the Base Production Curve in the Charapa Field.

6.1.3 - To execute, during the first three (3) years of effectiveness of this Contract, the Minimum Plan for Additional Exploration and Investments which will enable the realization of new Crude Oil discoveries and the resulting increase of the reserves of the Contract Area.

6.1.4. - In order to increase Crude Oil production, the Contractor shall utilize modern techniques which represent a greater level of technical and economic efficiency in the operation.

6.1.5. - To provide the capital or financial resources necessary for fully complying with the Minimum Program for Production Activities and Investment and with the Minimum Plan for Additional Exploration and Investments in accordance with the annual Programs and Budgets.

6.1.6 - To preserve the environment, during the execution of its activities and works, applying the most advisable techniques used in international oil practices and in compliance of the legal, regulatory and administrative provisions, as well as valid international agreements ratified by Ecuador regarding the prevention and control of environmental pollution and the conservation of icthyological and agropecuary resources.

6.1.7 - To immediately undertake the decontamination efforts in the event of environmental pollution caused during the performance of its activities without detriment to other responsibilities to third parties or authorities having competence. For this purpose, the Contractor shall acquire the respective insurance policies covering the hazards pursuant to environmental protection. In all cases, the Contractor shall take all necessary precautions, since it shall be solely responsible for any impact caused by it on the environment.

6.1.8 - To meet and develop, in a permanent and uninterrupted manner, the activities set forth in the Minimum Program for Production Activities and Investments, in the Minimum Plan for Additional Exploration and Investments, and in the Annual Activity and Investment Budget Programs presented by the Contractor and approved by the MEM, unless these must be suspended or interrupted due to Acts of God, Unavoidable Accident, or Emergency Situations.

6.1.9 - When for technical reasons, the Contractor determines it is appropriate to undertake Reconditioning involving the opening of windows for directional or horizontal drilling in the well subject to the said works, it shall be understood that such Reconditioning shall be equivalent to two (2) of those offered by the Contractor.

6.1.10 - When as a result of the execution of Reconditioning or treatment works on the Charapa 1 well, the Contractor affects the formation and consequently loses or lessens the current production of Crude Oil from the well in a considerable amount, the Contractor shall have the obligation, at its cost, to drill a replacement well to the same depth of the affected well. If the volume of reserves to be recovered by the said well does not justify its drilling, the Contractor must agree with PETROECUADOR on another location for the replacement well.

6.1.11 - To keep PETROECUADOR constantly informed by means of its PETROPRODUCCION affiliate and the Oil Contracting Unit of the progress of all activities undertaken during the term of this Contract, for which it must present periodic reports as set forth by the Hydrocarbon Operation Regulations. It must further provide copies or originals, as required of electrical, sonic, radioactive and other profiles, seismic tapes and streamers, well samples, cores, formation samples, maps, sections, topographical, geological, geochemical and drilling reports, geological and geophysical interpretations, evaluation reports on the deposits found in the Contract Area, and in general, any other information of a scientific, technical, economic, environmental or legal nature obtained through its work.

6.1.12 - To provide to authorized functionaries of the Ecuadorian State or from PETROECUADOR, as well as the members of the Armed Forces, responsible for the safety of the oil installations, in accordance with the covenant made for this purpose, the facilities necessary for the performance of their duties and obligations regarding this Contract, including, in field operations, transportation, lodging, food and other services, in conditions equal to those provided by the Contractor to its own personnel, taking into consideration the facilities available for the efficient compliance and execution of said obligations. The costs incurred by the Contractor in providing said facilities shall be posted, as necessary, according to the Accounting Regulations. State or PETROECUADOR functionaries must abide by the Contractor's rules for industrial safety and environmental protection.

6.1.13 - To preserve complete records of all the technical and environmental operations conducted under this Contract.

6.1.14 - Respect the rights related to industrial property, holding PETROECUADOR harmless from claims or payments of indemnities resulting from non-compliance or non-observance by the Contractor regarding said obligations.

6.1.15 - Take the necessary measures, in its operations, for preserving the health, conservation and safety of life, property, vegetation, fishing, navigation, disposal of water and effluents, as well as the health and safety of the personnel under its responsibility.

6.1.16 - The Contractor shall deliver to PETROECUADOR, during the first three years of effect of the Contract, by March 31 of each year, the annual contribution that was offered for training.

6.1.17 - To receive students or graduates from technical or higher education institutions related to the hydrocarbon industry, in the number, time and dates agreed with PETROECUADOR, so that they may engage in practicums and studies in the working fields of the Contract Area and at the Contractor's Offices in Ecuador. During performance of the practicums, students shall be covered by the accident policy that the Contractor has for its own employees. The Contractor shall be responsible for the transportation, lodging, feeding, minor medical and emergency services which shall be provided under the same conditions as to the Contractor's personnel in Ecuador.

       The time for said practicums and study, and the number of persons conducting them, shall be established in such a manner that they do not interfere with the efficient performance of the Contractor's activities. The Contractor shall further provide monthly economic assistance for each student no smaller than two minimum vital salaries. It shall be understood that no dependent relationship whatsoever shall exist between those who carry out said practices and study, neither with the Contractor nor PETROECUADOR. The students or graduates shall prepare the corresponding reports on the said practicums and studies and shall furnish a copy to the Contractor. During their stay in the Contractor's facilities, the students must abide by its industrial safety and environmental protection regulations.

6.1.18 - To take those actions it considers most suitable or pertinent in Emergency Situations, notifying their occurrence to PETROECUADOR within the following three days.

6.1.19 - To protect and hold PETROECUADOR free of any judicial action or claim resulting from the non-observance or non-compliance with any of its obligations arising from this Contract, whether with its workers, subcontractors, suppliers or third parties whether or not related to the Contract.

6.1.20 - To pay the taxes, levies and contributions in conformity with the corresponding laws and regulations in effect in Ecuador on the date of the signing of the Contract, with the exceptions established under the laws and regulations.

6.1.21 - To register this Contract in the Hydrocarbons Registry of the DNH within the first thirty (30) days counted from its signing.

6.1.22 - To maintain and conserve, in a good state, the existing access roads in the Contract Area, that the Contractor uses for its operations. Likewise, maintain and conserve in a good state, the roads that the Contractor will construct for this purpose in the future. In the case of the sections of the access roads shared by the Contractor with other users, the maintenance costs required for this shall be shared with the other contractors and organizations that operate in the affected area, during the validity of this Contract.

6.1.23 - To provide, renew and keep in effect the guarantees and contract the insurance provided under the law, in regulations and in this Contract.

6.1.24 - To deliver to PETROECUADOR the volumes of Crude Oil, both of the Base Production Curve and those corresponding to PETROECUADOR in the Incremental Production, in accordance with their percentage share in this Contract.

       Due to the fact that the current production of the Charapa Field comes from a sole well and as of the date of the signing of the Contract was below the volume projected by PETROECUADOR for the Base Production Curve corresponding to the first year of validity of the Contract, the Contractor shall have a maximum period of thirty (30) days reckoned from the date of the assumption of operations to raise the production volume to the level of the Base Production Curve; until this level is achieved, the Contractor shall deliver the actual production of the Field.

6.1.25 - To present the corresponding Development Plan for the approval of the MEM, upon informing PETROECUADOR, and in case commercially exploitable Crude Oil deposits are found as a result of the additional exploration.

6.1.26 - To comply with the legal and regulatory provisions in effect, and with the contractual stipulations, relating to the Development Plan, the Annual Programs and Budgets and to the Five Year Plan.

6.2    PETROECUADOR undertakes the following:

6.2.1 - To pay the stipulated compensation to the Contractor in the manner, terms, amount and other conditions set forth in the Ninth Clause of this Contract.

6.2.2.- To furnish the Contractor for its use, for the purposes of this Contract, the goods, equipment, machinery and facilities according to Annex VI "Inventory, Inventory, Technical Inspection and Asset Valuation."

6.2.3 - To respond in a timely manner to the requests, proposals and requirements of the Contractor and make the corresponding remarks or approvals within the terms and deadlines set forth in this Contract.

6.2.4 - To make available to the Contractor all communications and transportation routes, whether extant or under construction.

6.2.5 - To provide the fuel required and requested by the Contractor for its operations, by means of PETROCOMERCIAL, at national market prices.

6.2.6 - To notify the Contractor, as soon as it is made aware, of any claim or legal proceeding that may affect the Contractor's rights under this Contract in such a way that the latter may adopt the measures it considers most suitable to defend its interests.

6.2.7 - To protect and keep the Contractor free of any judicial action or claim that results from the non-observance or non-fulfillment of any of its obligations arising from activities performed for PETROECUADOR, either with its workers, its subcontractors, suppliers or third parties, whether or not related to the Contract Area, prior to the Effective Date of the present Contract.

6.2.8 - To assume the environmental responsibility for damages caused prior to the Effective Date of this Contract and reimburse the Contractor for all the costs that are required for their remedy, as set forth in Clause Eleven.

6.2.9 - To request from MEM, at the request of the Contractor, the declaration of public utility in conformity with Article 91 of the Hydrocarbons Law.

6.2.10 - To grant a favorable report for the import of equipment, machinery and tools and other materials necessary for fulfillment of the objective of this Contract, in conformity with Article 87 of the Hydrocarbons Law and other applicable laws.

6.2.11 - To provide to the Contractor the available technical information related to the Contract Area and, without cost other than that established by the Board of PETROPRODUCCION, the available technical information of other areas.

6.3 -    The Parties shall have the following obligations in common:

6.3.1 - If, as a result of the execution of the Minimum Program for Production Activities and Investments and/or of the Minimum Plan for Additional Exploration and Investments for the Charapa Field, the proven reserves increase significantly and the total production of Crude Oil of the Charapa Marginal Field exceeds three hundred percent (300%) of the production of the Base Curve, the Parties agree that the X3 participation factor of the Contractor shall be equal to fifty point nine percent (50.9%) of the production exceeding three hundred percent (300%).

6.3.2 - To interpret and execute this Contract in good faith.

6.3.3 - To meet with the requirements set forth by the MEM and other state dependencies regarding the performance of this Contract.

6.3.4 - To enter into additional and modifying Contracts, as well as others that suit their interests.

6.3.5 - As incumbent upon them, the Parties shall comply with that set forth in
        Article 31 of the Hydrocarbons Law in the execution of this Contract.

6.3.6 - If the Parties so agree, upon the making of a written agreement, they may delegate to the other Party the marketing of the volume of Crude Oil belonging to them under this Contract. The said agreement must specify the mutual obligations, among others it shall mention the place of physical delivery of the respective volume share of Crude Oil, sales conditions and payment periods. In addition, the agreement shall establish the corrections for API quality for determination of price and volume compensations, in conformity with Clause 9.6, as well as the adjustment for the fee for transport through the Main Conduit, if applicable.

6.3.7 - All others indicated in the Law, Regulations, Contracting Conditions and this Contract.

6.4   - Responsibilities:

6.4.1 - The Contractor assumes full responsibility before the State and PETROECUADOR regarding the obligations acquired by virtue of this Contract, from its Effective Date. The Contractor assumes similar responsibility regarding the obligations of its subcontractors and of its related companies in activities linked with the performance of this Contract. Likewise, the Ecuadorian State and PETROECUADOR assume full responsibility for their contractual obligations.

SEVENTH - TERM:

7.1 - This Contract shall have a duration of 20 years, counted from its Effective Date.

7.2 - The production operations of the Contractor must begin and continue without interruption in the Contract Area within the first eight (8) days counted from the Effective Date of this Contract. Nevertheless, in order to guard against interruption of the operations and to increase the production from the assumption of the operations by the Contractor, PETROPRODUCCION and the Contractor shall coordinate the transfer of the operations, extending the term if necessary.

The Additional Exploration Activities shall be developed within an non-extendible term of three (3) years counted from the official date of approval of the Environmental Impact Study, which must be prepared by the Contractor within the first six (6) months counted from the Effective Date of the Contract. Nevertheless, the said term shall be extended only in the event that the Contractor is performing the drilling or tests for an exploratory well, until the completion of the said works.

EIGHTH - ACT OF GOD OR UNAVOIDABLE ACCIDENT:

8.1 - None of the Parties shall be answerable for noncompliance, suspension or delay in the performance of the obligations set forth in this Contract, nor will it be obligated to indemnify the other Party for any losses caused when the non-compliance, suspension or delay are due to Acts of God or Unavoidable Accident duly corroborated as stipulated in the Eighth Clause herein. In this case, the Party alleging the said situation must notify the other within the maximum period of ten days of the occurrence of the said fact with indication of the estimated time of suspension and shall present the corresponding justifications. The Act of God or Unavoidable Accident, shall extend over the number of days that are justified and shall apply to the rights and obligations affected by such an event.

However, the mutual obligations set forth in this Contract shall not be considered extinguished due to the occurrence of the Act of God or Unavoidable Accident, rather only suspended.

Once either of the Parties has invoked the Act of God or Unavoidable Accident, it will take effect even though it does not imply tacit acceptance by the other Party, which shall have the right to impugn it using the resources provided in this Contract and pertinent legislation.

8.2 - The burden of proof of the Act of God or Unavoidable Accident shall fall on the party invoking it.

8.3 - Even in the event of Acts of God or Unavoidable Accidents, should there be any production in the Contract Area, the Parties shall have the right to participate in it as per the Ninth Clause of this Contract, except in the case envisioned in Article 180 and numeral 2 of Article 181 of the Political Constitution of the Republic of Ecuador.

8.4 - The occurrence of Acts of God or Unavoidable Accidents may give rise to the revision of the work schedule proposed by the Contractor, without detriment to restarting the compliance of its obligations as soon as possible after the impediment has been removed. The obligations not affected by the Act of God or Unavoidable Accident shall be met in a timely manner, as per the specifications of this Contract.

In the event that due to lack of transport capacity in the Main Conduits, the Contractor cannot transport more than 50% of the volume of the Crude Oil corresponding to his Participation, calculated in relation to the Production Rate of the Field, the suspension of the delay in the execution of the Minimum Program for Production Activities and Investments shall not be considered as non-fulfillment of the contract. Once the problem of lack of transport capacity has been resolved, the Contractor shall have the right to recover the loss sustained due to this reduction. The Parties shall agree on the most adequate manner for the Contractor to recover such loss.

8.5 - In circumstances of the Act of God or Unavoidable Accident, the Contractor shall inform the MEM as to the event, within a maximum period of ten days and shall take the corresponding actions for renewing the activities as soon as possible.

8.6 - If Act of God, Unavoidable Accident or other Emergency Situations arise, which in the Contractor's opinion require immediate attention, the Contractor shall take all actions and shall make all the expenditures it deems necessary or advisable to safeguard its interests and those of PETROECUADOR, as well as those of their respective workers, although said expenditures have not been included in the Annual Schedule and Budget in effect for the corresponding fiscal year. The actions undertaken must be notified to PETROECUADOR and the MEM within the term of ten (10) days following the taking of the action.

8.7 - The duration of the suspension of activities due to Acts of God or Unavoidable Accident shall not be imputed to the term of the production period or the additional exploration period, as applicable. As a consequence of this, the expiration dates for both periods shall be postponed in a time span equal to the duration of the Acts of God or Unavoidable Accident.

If the Contractor has been producing in the production period, the extension of said period shall be applicable only when the Act of God or Unavoidable Accident diminishes the production or evacuation of Crude Oil by more than fifty per cent (50%) with regard to the daily average of the thirty (30) days prior to the occurrence of the Act of God or Unavoidable Accident, in which case the Contractor shall maintain its right to the corresponding share in the Crude Oil that it was unable to produce or evacuate during the Act of God or Unavoidable Accident.

When the reduction of production or evacuation of Crude Oil does not exceed fifty percent (50%) with respect to the daily average over the thirty (30) days prior to the occurrence of Act of God or Unavoidable Accident, the Parties may recover the loss sustained for the reduction, by increasing production.

NINTH-INCOME FROM THE CONTRACTOR

9.1 The percentages of participation offered by the Contractor (Annex VII) were the following:

X1=52.9%
X2=51.9%
X3=50.9% (to be negotiated in the range of +/-1%)

As a result of the negotiation, the details of which are recorded in the Summary Minutes thereof appearing as Annex VIII, it was agreed to keep X3 at 50.9%; and to reduce the share of the Contractor for X2, by one percentage point, to 50.9%. Consequently, only two shares shall apply for this Contract:

X1=52.9%; and
X2=X3=50.9%

9.2  The Contractor, for the execution of this Contract, shall receive:

The Base Cost Curve in United States of America Dollars in conformity with Clause 3.2.11: and,

The volume of Crude Oil corresponding to its share in the Incremental Production over the Base Curve, in accordance with the percentages X1 and X2 stipulated in Clause 9.1. Consequently, for the present Contract only two shares shall apply:
X1 for an initial increase (delta)Q1 of up to 310 barrels per day and X2 (equal to X3) for any increase in production achieved by the Contractor above (delta)Q1.

9.3 The following formulas shall be applied to determine the amounts that the Contractor must receive according to Clauses 9.1 and 9.2.

9.3.1  Income by Base Curve Cost:

       ICBt=CB (Ipt/Ipt-1) QBt     (1)

       where

      ICBt  =     Income by Base Curve Cost (US$)

      CB    =     Base Curve Cost (US$/bbl)

      Ipt   =     Consumer price index of the United States of America
                  published by the Bureau of Labor Statistics, Producer Price
                  Index -- Commodities series ID: wpssop3510 Seasonally
                  Adjusted, Item: Finished energy goods, for the year 1

      Ipt-1 =     Consumer price index of the United States of America
                  published by the Bureau of Labor Statistics, ........ Price
                  Index -- Commodities series ........ Seasonally Adjusted,
                  corresponding to the preceding year and during the contract period.

      QBt   =     Value in Barrels, of the volume of production of the Base
                  Curve for a period t; specified in Annex II of this Contract.

9.3.2 Share of the Contractor in the Incremental Production. --

      The determination of the Volume of Crude Oil in the Incremental Production over the Base Curve, is given by the following expression:

            PCt   =     Xt (Delta)QTt - QBt)                (2)

      where

      PCt   -     Participation of the Contractor, in volume of the Incremental
                  Production (bbls);

      Xt    =     Participation of the Contractor in the Inspected Incremental
                  Production (Delta)QTt - QBt) in decimal fraction, corresponding to the period t;

      QTt   =     Value in Barrels of the total Inspected production volume of the Contract Area, corresponding to the period t;

      QBt   =     Value in Barrels of the production volume in accordance with the Base Curve, corresponding to the period t;

The participation of the Contractor, Xt is given by the following expression:

Xt    =     X1* (Delta)Qlt + X3* (Delta)Q3t
            ------------------------------                 (3)
                        QTt - QBt
            where:

(DELTA)Q1t  corresponds to a first increase of production given by the expression:

(DELTA)Q1t  = QTt - QBt        where QTt  greater than (QBt + 310)

(DELTA)Q1t  = 310              where QT t less than (QB t + 310)

(DELTA)Q3t = (DELTA)Q2t corresponds to any additional increase in production over (DELTA)Q1t given by the expression:

     (DELTA)Q3t = (DELTA)Q2 t = 0  where QT t greater than (QBt + 310)

     (DELTA)Q3t = (DELTA)Q2 t = QTt - QBt - (DELTA)Q1t where QT t less than
                                                                   (QB t + 310)

Consequently the total production, for any period t, is given by the expression:

          QTt  =  QB t + (DELTA)Q1 t + (DELTA)Q3 t       (4)

Consequently, the share values for the Contractor will be:

X1 = 52.9% for the first production increase (DELTA)Q1, of up to 310 bppd average during the period t and;

X2 = X3 = 50.9% for any additional increase over (DELTA)Q1


9.4   Application Example

The example presented here following will serve to illustrate the correct form of application of the formulas established in the preceding Clauses 9.1, 9.2 and 9.3.

Considering the first year of the contract, when the value of the Base Curve is QB = 210 BPD and supposing that Base Curve CB (Ip(t)/Ip(t)-(1)) =
US$1.80/barrel, and one period t = 90 days in which the total inspected production of the Contract Area reaches 75,600 barrels, the following values are obtained for the Contractor's shares:

     -   Base Curve Value...........QB = 210 BPD

     -   Total Production Value.....QB = 840 BPD (QT = 75,600/90)

     -   (DELTA)Q1 = 310 BPD and
         (DELTA)Q2 = (DELTA)Q3 = QT - QB - (DELTA)Q1 = 840 - 210 - 310 = 320 BPD
     hence meeting the condition that QT greater than or equal to (QB + 310)

Consequently, during the period t=90 days:

-    Income of the Contractor by Base Curve Cost

     ICB(t)=CB (Ip(t)/Ip(t-1)QB(t)=$1.80 x 210    = US$387/day or
                                                    US$ 34,020 in 90 days

- Share of the Contractor in the Incremental Production over the Base Curve, and inasmuch as X1=52.9%, and X3=X2=50.9%, it is:

     X(t) = (X1*(Delta)Q1 + X3*(Delta)Q3)/(QT-QB)
          = (0.529*310 + 0.509*320)/(840-210)
          = 0.5188

     PC(t) = X(t) (QT(t)-QB(t))
           = 0.5188 (840-210)
           = 327 BPD

     or that which is equivalent, during the period t=90 days, at a total oil volume to be received by the Contractor of:

                    327 x 90 = 29,430 barrels

     The volume of PETROECUADOR is: 75,600 - 29,430 = 46,170 barrels, that include the production corresponding to the Base Curve and its share in the Incremental Production.

9.5 Based on that established in the Clauses 9.2 and 9.3, the determination of the income of the Contractor in any time period, t, is given by the following formula:

       I t   =  ICBt  +  PC t  *  PVt    (5)

       where

       It   =  Total income of the Contractor in any period t, in US Dollars

       PVt = Sales price in US$/bbl. It is clarified that for tax purposes, the Contractor may in no case declare a PVt value less than the Reference Price. When the sale is done in a location other than Balao, the corresponding transport rate must be discounted from the Reference Price.

9.6    DETERMINATION OF THE REFERENCE PRICE OF THE CRUDE OIL OF THE CONTRACT
       AREA

The parties shall adjust the price of the Crude Oil coming from the Contract Area, for its quality (degree API), in relation to the Average Sales Price, applying the following formula:

Pi(t) =   PM (1+KDC/100)                          (6)

where:

Pi(t) =   Price adjusted for quality in a certain period t, in dollars per
Barrel

PM =      Average Sales Price of PETROECUADOR in dollars per Barrel.

DC =      Difference between the quality of Crude Oil originating from the
Contract Area (CC) and the average quality corresponding to the crude exported by PETROECUADOR (CM). Measured in degrees API.

DC =      CC - CM

K =       Correction coefficient for the quality (degree API)

K =       1.1, if 25 degree API greater than CC greater than 35 degree API

K = 1.3, if 15 degree API greater than CC less than or equal to 25 degree API

K =       1.1 and DC = 10 if CC less than 35 degree API

CC =      Quality of the crude oil produced in the Contract Area.

CM =      Average quality of the Crude Oil exported by PETROECUADOR.

The coefficient K may be revised by agreement of the Parities, if after an unbroken period of at least twelve (12) months it does not reflect market realities. In the event that disagreements arise over this point, such disagreements shall be submitted for resolution by a consultant, who must render a verdict within the term granted for such.

9.7  PAYMENT PROCEDURE FOR THE BASE CURVE COST

The Base Curve Cost shall be paid provisionally by PETROECUADOR to the Contractor on a quarterly basis and settled annually. The said payments shall be made in dollars or, if agreeable to the Parties, in kind upon equivalency in dollars in the manner stipulated in Clause 9.6; nevertheless, if the payments are not made in dollars within the period of forty-five (45) days subsequent to the end of each quarter, the Contractor shall receive the amount of the Base Curve Cost, in Crude Oil, coming from the share corresponding to PETROECUADOR in this Contract.


9.8  SETTLEMENT OF SHARES

The settlement of the share in the Incremental Production of Crude Oil of the Parties, in the Contract Area shall be done quarterly in a provisional manner and annually in a definitive manner.


9.9  CONTRACTOR TAX BASE:

The contractor's tax base for any period "t" is provided by the following expression:

     BIt = It - COSTSt                            (7)

     where:

     It = Contractor's earnings during the period (t) given by expression.

     COSTSt = Costs incurred by the Contractor during period t.


9.10 TAXES AND LABOR SHARE

The labor share for the Contractor's employees is given by the following expression:

     PLABt = 0.15 BLt                             (8)

And the taxes paid by the Contractor are given by:

     TAXt = 0.25 (Blt - PLABt)                    (9)


9.11 CONTRACTOR'S NET PROFIT

The contractor's net profits for the year (t) are given by the following expression:

     UNt = Blt - PLABt - TAXt                     (10)


9.12 GENERAL DISPOSITIONS OF THE ECONOMIC MODEL:

9.12.1 - The Contractor may freely dispose of its share in the Crude Oil, except for that set forth in Article 33 of the Hydrocarbons Law.

9.12.2 - In application of what has been stated in Article 33 of the Hydrocarbons Law, the Ministry of Energy and Mines may require the contractors to supply a part of their crude oil for the supply of the internal market and national petrochemical plants. In this event, the crude oil shall be valued at the Reference Price adjusted for quality and transportation.

9.12.3 - Without prejudice to that stipulated in Clause 6.1.24, the volume of Crude Oil received by the State shall under no circumstances be lower than that being received while the field was under PETROPRODUCCION operation; consequently volume less than the Base Production Curve cannot be received.

9.12.4 - The investments made by the Contractor in the execution of its activities in compliance with the Minimum Exploitation and Investment Program and the Additional Exploration and Investment Plan shall be made for its own account and risk. In the event that the production is not increased or that no commercially viable deposits are found, PETROECUADOR shall not pay anything to the Contractors for these reasons.

9.12.5 - The Contractor have the right to maintain, control and operate bank accounts in any currency, both within the country and outside its borders, as well as make free use of the funds in said accounts.

9.12.6 - If PETROECUADOR makes no external oil sales during the respective period, the Reference Price shall be established based on a basket of crude oils, as agreed by the Parties, whose prices shall be obtained from specialized, prestigious publications.

TENTH - TAX SYSTEM, LABOR SHARE AND CONTRIBUTIONS

10.1 - For tax purposes, labor share and contributions, the Contractor shall be governed by that established in the Internal Tax System Law, the Law Reordering Economic Matters in the Tax - Financial Area, the Law for the Reform of Public Finances, the Labor Code, the Hydrocarbons Law, the Municipal System Law, the Company Law and other applicable laws and regulations.

10.2 - The Contractor's total income - shall represent Base Curve Cost paid by PETROECUADOR, plus the Contractor's share in the Incremental Production computed at the sale price, however, for tax purposes this cannot be less than the Reference Price adjusted in conformity with Clause 9.6 as applicable.

10.3 - Calculation method: The tax base, labor share and income taxes shall be obtained as follows, subject to the Laws in effect relating thereto:

10.3.1 - For the Contractor's Gross Income, it shall make the deductions envisioned in the applicable laws, mentioned in Clause 10.1. Among others, the deductions mentioned in Title I of the Internal Tax Law and in the Cost Accounting Regulations applicable to Contracts for Marginal Fields (Annex IX).

10.3.2 - The fifteen percent (15%) which constitutes the labor share shall be applied on the result indicated in Clause 10.3.1, and the balance shall represent the tax base.

10.3.3 - Finally, the twenty-five percent (25%) corresponding to income tax shall be imposed on this final value, indicated in Clause 10.3.2, which is the tax base, the payment of which shall be done as set forth in the Law Reordering Economic Affairs in the Tax-Financial Area and the Law for Reform of Public Finances.

10.4 - Contribution for the Use of Water and Construction Materials: The Contractor shall pay, according to Article 52 of the Hydrocarbons Law, for preferential use of water and construction materials found in the Contract Area and belonging to the State, the amount of sixty thousand Dollars (US$ 60,000) a year during the production period. Said contributions shall be paid in advance during the month of January, each Fiscal Year, by means of a deposit in the Banco Central del Ecuador to be credited to the account of PETROECUADOR. The deposits shall be made in Sucres at the exchange rate applicable at the time of the transaction.

In case the Contractor must pay additional values to third parties for the use of materials or water, it may deduct these values from the established contribution.

10.5 - Contribution to the Superintendency of Companies: The Contractor shall pay the annual contribution of up to one per thousand (1/1,000) on the total assets provided in Article 455 of the Corporate Law in conformity with the standards dictated by the Superintendent of Companies.

10.6 - Tax on Total Assets: The Contractor shall pay the tax of one point five per thousand (1.5/1,000) on the total assets, intended for the municipalities as set forth in Chapter III of Law No. 006 of the Tax and Financial Control.

10.7 - Proportional Payment: If the first or last payment year for the contributions determined in this Tenth Clause do not correspond to an entire Fiscal Year, these shall be paid in proportion to the number of months corresponding to said Fiscal Year. When the exploration period or the production period do not begin on January one, the first payments shall be made within thirty (30) days from the start of the respective period. When the Contractor does not pay the given contributions in this Tenth Clause on the given dates, the corresponding legal interest will be charged.

10.8 - Fund for Amazon Regional Eco-development and for Strengthening its Sectional Organizations: The Contractor shall pay on its share in the Crude Oil produced in the Contract Area, the tax established under Law No. 10, published in the Official Register No. 39 of September 21, 1992, and its amendment incorporated into Law No. 20, published in the Official Register No. 152 of September 15, 1997.

10.9 - The Law Creating Substitute Income for the Napo, Esmeraldas and Sucumbios Provinces: The Contractor shall pay on its share in the Crude Oil that is transported by the Trans-ecuadorian Oil Pipeline the tax stipulated under Law No. 40, published in the Supplement of the Official Register No. 248 of August 7, 1989.

10.10 - Exemptions: As per reformed Article 54 of the Hydrocarbons Law, the Contractor shall be exempt from paying exploration fees, surface rights, royalties and compensatory project contributions, as well as contributions for technological research. It will also have a right to other exemptions contemplated in other pertinent legal bodies, applicable under this Contract.

10.11 - Modifications of the Tax Code: In the event of any modification to the tax code, in effect on the date of the signing of this Contract, including the creation of new taxes or labor shares, or the interpretation of said code having economic consequences on this Contract, a factor corresponding to the percentages of participation that absorbs the increase or reduction of the tax burden or of the labor share mentioned earlier shall be included. This correction factor shall be calculated between the Parties and approved by the MEM.

10.12 - Notary Fees: The Contractor shall be responsible for paying the notary fees and expenses incurred by the formalization of this Contract and of the ten
(10) certified copies of the instrument which it shall furnish to PETROECUADOR.

ELEVEN - ENVIRONMENT

11.1 - The Contractor must make in a manner parallel to the execution of the production operations in the Charapa Field, but prior to starting the additional exploration activities:

a) Within the first three months from the Effective Date of the Contract, an Environmental Audit of the Charapa Field and;

b) Within the first six (6) months from the Effective Date of the Contract, an Environmental Impact study (EIA), in accordance with the Reference Terms established in the Environmental Regulations for Hydrocarbon Activities in Ecuador, issued under Executive Decree No. 2982, published in the Official Register No. 766 of August 24, 1995.

11.1.1 - Environmental Audit

The Contractor undertakes to perform, at its cost, and in a period of no more the ninety (90) days reckoned from the Effective Date of this Contract an Environmental Audit of the Charapa Field, which shall be supervised by PETROECUADOR and must be approved by the Subsecretary for Environmental Protection.

This Audit shall contain an Inventory and Diagnostic (Baseline) to determine the environmental situation and pollution level existing as of the date in which the Contractor assumes the operations in the Charapa Field.

This Audit shall include the description of the existing natural resources, particularly forests, flora and wildlife, geographic, social, economic and cultural aspects of the populations or communities existing within the area of influence of the Charapa Field, as well as the recommendations for necessary environmental remedies that must be executed by the Contractor at the cost of PETROECUADOR and paid against the presentation of the corresponding invoices. The payment to the Contractor may be done in Crude Oil, at its equivalent value in dollars, to be charged to the share of PETROECUADOR in the production of the Charapa Field.

As a requirement for starting the remedial works, the Contractor shall present the corresponding budget that must be approved by PETROECUADOR within a maximum period of fifteen (15) days; once this period has expired, the silence of PETROECUADOR shall be understood as acceptance of the Budget presented by the Contractor, which may then proceed with the execution of the corresponding works.

During the execution of the remedial works the Environmental Production Unit of PETROECUADOR shall perform the corresponding follow-up.

11.1.2 - Environmental Impact Study (EIA)

This study constitutes a prior requirement to the Additional Exploration operations in the Contract Area, shall be performed in conformity with the reference terms approved by the MEM and the INEFAN and, among others shall contain:

     - A description and technical evaluation of the direct and indirect effects which are liable to be caused in the physical, biotic and social environment, over the short and long term, for the operations that are scheduled to be developed in the Contract Area.

     - A detailed environmental management plan whose performance avoids exceeding the maximum tolerable levels and reduces to an acceptable level the foreseeable negative effects indicated in the previous paragraph. This plan shall include contingency and emergency programs, and,

   - An abandonment plan for the Contract Area.

11.2 - Once the Contractor has presented the Audit as well as the EIA, the MEM must approve or reject them within a term of sixty (60) days. If no pronouncements are made, the Study is understood to have been approved.

11.3 - Said studies referred to in Clause 11.2 shall serve as the basis for future Socio-environmental audits to be conducted twice a year by the Undersecretary of the Environment of the MEM in order to insure that the Contractor's operations are conducted without affecting human settlements and the environment.

11.4 - The Contractor shall conduct at its own expense any environmental mitigation work related to its intervention in the Contract Area, within the terms and other conditions set forth in the reports of the Socio-environmental Audits performed by the Undersecretary of Environmental Protection.

11.5 - Two (2) years prior to the expiration of the Contract for the reason stipulated in letter b) of Clause 27.1, the parties must contract an Integral Environmental Audit of the Contract Area, which must be completed prior to the six (6) months immediately before the expiration of the Contract. The execution costs of this last audit shall be paid by the Parties in equal proportions.

11.6 - The companies conducting the audits and EIA referred to in this Clause Eleven must be previously qualified by the MEM.

11.7 - The Contractor shall not be responsible for environmental damage existing prior to the Effective Date of this Contract, which if present shall be the exclusive responsibility of PETROECUADOR.

TWELFTH - PLANS, PROGRAMS AND BUDGETS:

12.1 - The activities, both of the Minimum Exploration and Investment Activities Schedule and of the Minimum Plan for Additional Exploration Activities and Investments, which must compulsorily be met by the Contractor and that correspond to the firm bid, shall be included as Annexes III and IV of this Contract, it being understood that the corresponding investments are estimates.

12.2 - During the first Effective Year of the Contract, or fraction of the year, the Annual Activities and Budget Schedule shall be approved by MEM within the term of thirty (30) days reckoned from the Effective Date of the Contract. If the validity of the Contract commences after October 31, the annual budget shall be added to the immediately following Fiscal year.

12.3 - For the Fiscal Years subsequent to the year of the signing of this Contract, the Contractor shall present, by October 31st of each year and during the term of this Contract, for the knowledge of PETROECUADOR and approval of the MEM, the Annual Activities and Budget Schedule that it intends to make for the following year within the Contract area, setting forth the activities to be carried out, the estimated costs, the possible production and the Crude Oil reserves it hopes to obtain.

The MEM shall approve or observe the Annual Activities and Budget Program submitted within thirty (30) days of its presentation. Remarks, should there be any, shall be communicated to the Contractor, which shall present the document anew within the following thirty (30) days after having received notification from the MEM. If the Ministry of Mines and Energy does not make any pronouncements during the thirty (30) days following the Contractor's presentation of the Annual Activities and Budget Program, it shall be understood to have been approved.

12.4 - Furthermore, the Contractor shall present annually, for the approval of the MEM, the updated five-year program of the activities to be undertaken, including the investment programs and budgets.

12.5 - The Development Plans resulting from the Additional Exploration works shall include the following aspects, among others:

     a) Estimates of recoverable Crude Oil reserves and the recovery factor;

     b) Results of initial production tests conducted in the drilled well or wells;

     c) Number and description of the development wells to be drilled;

     d) Prediction of production and behavior of the wells of the field;

     e) Necessary production facilities and additional infrastructure work;

     f) Estimated production investments;

     g) Costs of production, transport and sales;

     h) Programs and investments for protection and preservation of the environment;

     i) Activity schedule; and,

     j) Other activities discussed, agreed and approved by the Parties.

12.6 - With prior approval from the MEM, the Contractor may reform the yearly programs and budgets that have previously been approved, provided these reforms do not reduce the total activities committed to in Annexes III and IV of this Contract.

THIRTEENTH - PRODUCTION RATE:

13.1 - Before the starting date of production for a new deposit, the Contractor shall propose to the MEM for its approval, the production rate based on conventional studies or deposit simulation studies in agreement with what has been stipulated in Executive Decree No. 543, published in the Official Register No. 135 of March 1, 1985, and with the "Technical Criteria for the Calculation of Production Rates" set forth by the National Hydrocarbons Office, and the Hydrocarbon Operations Regulations.

13.2 - The Ministry of Energy and Mines shall proceed to fix the Production Rate. Until the Ministry of Energy and Mines determines this Rate, the Contractor shall provisionally apply the rate proposed by it as established in Clause 13.1.

13.3 - At any time, the Contractor may propose to the Minister of Energy and Mines a review of the Production Rate according to the procedure established in Clause 13.1.

13.4 - If the ministry of Energy and Mines should impose, for any reason whatsoever, a restriction on Ecuador's total production rate, said restriction would be proportionally applied to the production rate of all the producers of crude oil in Ecuador.

13.5 - The volume of Crude Oil production affected by the reduction of the Production Rate in conformity with the preceding Clause 13.4 shall be recovered by the Contractor in a period equal to the time during which the restriction persisted.

13.6 - The Contractor may request from the National Hydrocarbons Office an extended period for well production tests, so as to establish the technical parameters that substantiate its request for the fixing of the Production Rate.

13.7 - The volume of Crude Oil coming from any type of well production test that can be Inspected, shall be distributed among the parties in conformity with the Ninth Clause of this Contract.

13.8 - In the event of any disagreements concerning the fixing of the Production Rate, the Contractor may request that the DNH select an independent technical expert to issue a technical opinion with respect to the disagreement. The expert's report shall provide a reference for the Minister of Energy and Mines to ratify or rectify the opinion of the DNH. The costs of the expert appraisal shall be covered by the Contractor.

FOURTEENTH -- UNIFIED PRODUCTION:

14.1 - If during the performance of this Contract deposits common to two (2) or more areas of the Contract should appear, the Contractor shall be under obligation, by virtue of what has been set forth in Articles 85 of the Hydrocarbons Law and 58 of the Hydrocarbon Operations Regulations, to enter into unified production operating contracts in order to achieve greater efficiency and economy in the operation.

14.2 - Should no agreement be reached in the designation of the operator of the shared deposit, the MEM shall be responsible of making a provisional ruling in regard to the operator of the unified field.

14.3 - The Parties agree that for the appointment of the operator they shall request that the MEM take the following into consideration:

     a)   Who made the discovery;

     b) The location of a significant part of the recoverable reserves of the commercial deposit in common within the Contract Area, and;

     c)   Whoever shows the greatest efficiency and economy in the operation.

14.4 - All agreements for the unified development of shared deposits agreed between the Parties shall be approved by the MEM.

FIFTEENTH -- INSPECTION AND DELIVERY CENTER

15.1 - The Inspection and Delivery Center is that which is defined in Clause 3.2.6.

15.2 - The costs and expenses as well as the losses produced as a consequence of transportation from the center of collection of the production of the Contract Area to the Inspection and Delivery Center shall be assumed by the Contractor.

15.3 - The delivery, reception and payment of the volumes of Crude Oil originating from the Contract Area shall be done according to the procedures set forth by the DNH.

15.4 - The Parties shall fix the location for the physical delivery of the volumes of Crude Oil corresponding to each one of them, commensurate with operating convenience.

SIXTEENTH - TRANSPORTATION

16.1 - If necessary, the Contractor may employ the existing storage and transportation facilities belonging to PETROPRODUCCION from the Contract Area to the Inspection and Delivery Centers once it has effected the treatment and separation of the Crude Oil.

16.2 - PETROECUADOR shall provide, subject to payment of the corresponding rates, the storage and transportation facilities it has available from the Inspection and Delivery Center to the initial station of a Main Duct or its interconnection to the same.

For operation and cost reasons, the parties may agree that the Charapa Station - North Lago Agrio Station transfer line be operated by the Contractor. In this case, the responsibility for the maintenance shall be under the responsibility of the Contractor and there shall be no need for the payment of any transport rate between the Parties.

16.3 - If required, the Contractor shall build, at its own cost, the separation, treatment and storage facilities for Crude Oil, and if the production conditions so require it, the construction of transportation conduits and Inspection and Delivery Centers.

16.4 - Without prejudice to that set forth in Article 64 of the Hydrocarbons Law, PETROECUADOR shall assure to the Contractor the same rights possessed by other producers for the evacuation of their Crude Oil. Therefore, the evacuation volume shall be in proportion to the Production Rate fixed for the Contractor with respect to the total for the Production Rates fixed for the other producers who use the Main Pipelines.

16.5 - The transportation rate for Main and Secondary Oil Pipelines belonging to PETROECUADOR shall be determined by the MEM.

16.6 - The transportation rate for Main or Secondary Oil Pipelines not owned by PETROECUADOR shall be agreed to between the Contractor and the operator of the transportation system in question. Should there not be an agreement, it shall be fixed by the MEM.

SEVENTEENTH - GUARANTEES

17.1 - The Contractor shall provide PETROECUADOR with the bank guarantee for fulfillment of the investments, the guarantee of the Parent Company, and the guarantee for the Proper use of the Goods and Equipment, as established in this clause. Subsequently, the Contractor shall provide the corresponding guarantees in conformity with the Hydrocarbons Law and other applicable legal norms.

17.2 - INVESTMENT COMPLIANCE GUARANTEE. In order to guarantee the fulfillment of the activities and work that it is obligated to perform during the first three
(3) years in the Contract Area, in conformity with the Minimum Program for Production Activities and Investments and the Minimum Plan for Additional Exploration and

Investments, the Contractor shall provide an irrevocable and unconditional guarantee for immediate collection and payment, written according to the guideline approved by the CEL, in U.S. Dollars, for 20% of the total estimated value as appears in Annexes III and IV, which shall be for the sum of TWO MILLION THREE HUNDRED FORTY THOUSAND DOLLARS (U.S.$ 2,340,000.00), a certified copy of which appears as Annex X of this Contract.

If the bank guarantee is granted by a bank that is not domiciled in the country, it must have the backing of a bank legitimately authorized to operate in Ecuador.

This guarantee shall be reduced by April 1 every year in direct proportion of the fulfillment of the activities of the Minimum Program for Production Activities and Investments and of the Minimum Plan for Additional Exploration and Investments.

17.3 - JOINT AND SEVERAL GUARANTEE.

As set forth in the Regulation on the Special Tendering System for the Contracts for Production and Additional Exploration of Marginal Fields, the joint and several guarantee of the Parent Company of the companies signing this Contract shall be attached as Annex XI.

17.4 - GUARANTEE FOR PROPER USE OF THE GOODS AND EQUIPMENT

The Contractor shall provide in favor of PETROECUADOR and its Affiliated Company PETROPRODUCCION the guarantee indicated in Annex XII of this Contract, which shall assure the proper use of the goods, equipment machinery, installations, infrastructure and other assets according to the inventory appearing in Annex VI.


EIGHTEENTH -- INSURANCE

18.1 - For its own benefit and for safeguarding of PETROECUADOR, for the protection of its personnel, machinery, equipment and other assets under its administration in the Contract Area, the Contractor shall contract the necessary insurance policies, having the limits, deductibles, modalities and other conditions required by the law and by this Contract. The terms of these policies must be accepted by PETROECUADOR.

18.2 - The Contractor shall likewise be obligated to contract and maintain insurance policies covering civil liability for personal or material damage caused directly or indirectly to third parties, including functionaries and State employees and those of PETROECUADOR as a result of its obligations in the Contract Area, as well as to hold PETROECUADOR harmless against any recovery, claim or lawsuit that could be brought against it as a claim for damages and losses by the Contractor or its subcontractors during the execution of this Contract.

18.3 - The indemnifications paid under insurance policies contracted under this Contract, shall serve to immediately repair or to replace the goods, installations, equipment and other damaged, destroyed or subtracted assets. If there is insufficient insurance, the Contractor shall cover the difference.

18.4 - If the insurer fails to pay any claim for loss and damages to goods, installations, equipment and other insured assets, alleging that such damages were caused or committed deliberately or by inexcusable faults or omissions by the executive or supervisory personnel of the Contractor, the cost for repair or replacement shall be for the account of the latter.

18.5 - In the insurance policies that it contracts, the Contractor shall include coverage for material responsibilities caused by deliberately committed acts, omissions or inexcusable faults, by the personnel, executive or not, or supervisory personnel of the Contractor.

18.6 - The Contractor shall require its insurers to include in all the policies an express clause by virtue of which they waive their right of subrogation against PETROECUADOR.

18.7 - All the insurance policies necessary for the complete execution of this Contract must be subject to the provisions of Ecuadorian law and, in addition, be based on the practices generally accepted by the international petroleum industry.

18.8 - It shall be the exclusive responsibility of the Contractor to require of all its subcontractors or suppliers of goods and services that they must contract the insurance policies that the Contractor considers necessary to comply with their respective obligations arising from this Contract.

18.9 - To cover the goods located in the country, the Contractor shall take out the insurance policies in the Ecuadorian insurance market, with the exception of those risks for which there is no coverage in the country, in which case they are to be contracted overseas.

18.10 - The Contractor shall deliver to PETROECUADOR authentic copies of the insurance policies contracted in Ecuador; and in the case of policies contracted overseas it shall deliver to the entire satisfaction of PETROECUADOR, coverage notes or certificates for each and every one of these contracted policies, duly granted and signed by the respective insurance companies.

18.11 - In the case where for reasons imputable to the Contractor or its subcontractors, the necessary insurance policies were not contracted in a timely manner; or the Contractor has not made the payment of the premiums corresponding to such policies, the damages, and losses that occur, as well as the risks, shall be the exclusive responsibility of the

Contractor who must cover them immediately, and shall not be permitted to allege the right to claim any type of reimbursement from PETROECUADOR.

18.12 - The Contractor shall require from the national and foreign insurers who grant the respective insurance policies, sufficient accreditation to the satisfaction of PETROECUADOR so that these are sufficiently backed with the corresponding reinsurances.

18.13 - The Contractor shall maintain the contracted insurance policies in effect, at the annually updated values.

18.14 - Under the terms contained in the preceding clauses, the Contractor shall contract insurance policies that cover, at least the following risks:

   - Breakage of the machinery
   - Civil responsibility
   - Fire and annexed lines
   - Robbery
   - All Contractor risk
   - All risk of construction and mounting, including the drilling, completion and reconditioning of the wells; electronic equipment; and, transport.
   - Blowout, fire and well blowout and fire, covering the normal and extraordinary costs of:

        - Control of fire and/or blowout
        - Redrilling
        - Recompletion
        - Well reconditioning
        - Cleaning and removal of debris
        - Decontamination of the affected area

18.15 - The Contractor shall also acquire to the satisfaction PETROECUADOR, the insurance policies needed to cover the hazards of environmental pollution and impact on ecosystems. These policies shall be valid from the start of the operations of the Contractor until the termination of the Contract.

18.16 - The Contractor may additionally have, at its own discretion, other insurance policies that it considers suitable for the performance of its activities.

NINETEENTH: ACCOUNTING

19.1 - The Contractor shall keep accounting records of its investments, costs and expenses related or originating from its activities under this Contract, and shall be subject to the hierarchy and order of the following laws, regulations and procedures.

o Laws governing the Internal Tax Code and Economic Reorganization, in the Tax-Finance Area; and Rationalization of Public Finances;

o General Regulations Applicable under Laws governing the Internal Tax Code in the Tax-Finance Area;

o Cost Accounting Regulations, as applicable to this type of Contract, issued by Decree Number 1322, published in the Official Register No. 299, of April 17, 1998;

o    The present Contract; and

o Accounting principles generally accepted in the international petroleum industry.

19.2 - The accounting records to be kept by the Contractor shall be in Spanish and bimonetary; accounting ledgers shall use the Sucre and the Dollar, as appropriate.

TWENTIETH: SUPERVISION AND CONTROL

20.1 - During the term of this Contract and in order to insure faithful compliance with the obligations, PETROECUADOR shall have the right to inspect the activities of the Contractor as well as those of its subcontractors, for which it shall have access to the technical information generated.

20.2 - Without detriment to the terms set forth in Article 56 of the revised Hydrocarbons Law, the audits for each Fiscal Year shall be initiated no later than three (3) months following the termination of the Fiscal Year to be audited. For the purpose of these audits, the Contractor shall place at the disposal of the MEM all documentation related to this Contract. These Audits shall be conducted by the DNH in accordance with the terms established in
Article 11 of the Hydrocarbons Law.

20.3 - The MEM, through the Undersecretary of the Environment, shall carry out the socio-environmental control of operations for which the Contractor is responsible under the terms of this Contract.

20.4 - The DNH shall carry out the technical-economic control of the operations for which the Contractor is responsible.

TWENTY-FIRST: SUBCONTRACTS

21.1 - Without affecting the terms established in Articles 50 and 51 of the Law of National Security, the Contractor may choose its own subcontractors and may negotiate and subcontract, at its own risk and responsibility, any works or services necessary to carry out this Contract.

21.2 - The Contractor shall choose subcontractors from suitable companies and shall give preference to Ecuadorian firms in order to stimulate the provision of services by domestic companies, providing that these domestic companies offer quality goods and services at internationally competitive prices and availability.

21.3 - The Contractor may not employ the services of subcontractors to which PETROECUADOR has objected.

21.4 - The Contractor shall include in its subcontracts stipulations obliging the subcontractors to abide by all of the legal provisions and terms of this Contract that are applicable to them.

21.5 - The subcontractors, in Ecuador, shall be subject to the laws of the Republic of Ecuador.

21.6 - In the event that the Contractor subcontracts with foreign companies to perform works or provide services that by their very nature must be carried out in Ecuador, the said companies must establish legal residence in the country or appoint a legal representative in those cases where the law so requires it.

TWENTY-SECOND: CONTRACTOR PERSONNEL AND LABOR RELATIONS

22.1 - The Contractor shall contract national personnel subject to that prescribed in subparagraph a) of Article 31 of the Hydrocarbons Law; and the minimum number of foreign personnel necessary for the complete and efficient fulfillment of the purpose of this Contract.

22.2 - If the Contractor feels it is necessary, it may contact PETROPRODUCCION workers who have not been relocated to other fields by this branch. In the event that the Contractor contracts these workers, the labor relationship with PETROPRODUCCION shall be extinguished and the Contractor shall not assume the labor responsibility incumbent on PETROPRODUCCION.

22.3 - The Contractor and subcontractors are autonomous companies and, as such, their personnel shall be contracted at their exclusive risk and they shall be solely responsible for any labor or employer obligations arising from or related to the Work Code, the Law of Compulsory Social Security, or from the individual or collective contracts they have entered into with their personnel. Therefore, PETROECUADOR shall not be liable, even jointly, for any labor claim that may arise as a result of trials or lawsuits, whether individual or collective, on behalf of the workers of the Contractor or its subcontractors.

22.4 - The Contractor and subcontractors shall submit information that contains data on all of the domestic and foreign personnel for whom they are responsible to the Joint Command of the Armed Forces, and shall not hire any persons that are later vetoed by this Command.

TWENTY-THIRD: GOODS AND IMPORTS

23.1 - The Contractor shall furnish the goods, materials, equipment and other fixed assets or goods required for the execution of this Contract, according to the Minimum Program for Production Activities and Investments, the Minimum Plan of Additional Exploration and Investments, and the Annual Activities Programs and Budgets.

23.2 - When acquiring goods, the Contractor shall give preference to domestic products, providing they are similar in technical quality, price and availability.

23.3 - Regarding imports: the importation and temporary clearing through customs of goods needed to execute this Contract shall be carried out according to the Hydrocarbons Law, the Organic Customs Law and other pertinent legal dispositions.

23.4 - The goods, machinery and equipment to be temporarily employed may enter and leave Ecuador by applying the Temporary Importation Regimen or similar methods established in related legislation. In these cases, the Contractor shall only account in its books the value of the use of these goods in the appropriate proportion related to the amount of time the goods spend in the country, as well as expenses related to importing, transporting and insuring the goods. These costs shall be reasonable in relation to the value of similar expenditures in the international market.

23.5 - During the term of this Contract, the Contractor shall not alienate, encumber or withdraw, any part of the goods, machinery or equipment acquired for the purposes of this Contract, without the prior notification of PETROECUADOR and authorization from the MEM.

23.6 - The Contractor shall keep all goods, machinery, equipment, tools, installations and other movable and immovable objects acquired for purposes of this Contract in good operating conditions. To this end, two (2) years prior to the expiration of this Contract, or earlier if necessary, the Contractor shall carry out, at its own expense, a technical inspection of all the facilities within the Contract Area. The Contractor shall hire a specialized firm to conduct this inspection and shall be obligated to make all of the repairs or replacements determined or resulting from said technical inspection, with the exception of the normal wear resulting from use during the term of this Contract.

23.7 - In accordance with Article 29 of the Hydrocarbons Law, upon the expiration of the Contract all goods, machinery, equipment and other assets and infrastructure that the Contractor may have acquired or developed for the fulfillment and execution of this

Contract shall be returned, at no cost and in good condition, to the State through PETROECUADOR or its subsidiary, PETROPRODUCCION.

Commercial renting or leasing shall not be allowable during the last five (5) years of the Contract, unless those instruments stipulate the compulsory acquisition of goods by the Contractor within said time frame.

The goods imported under the temporary Importation Regimen shall not be subject to the terms established in Article 29 of the Hydrocarbons Law.


TWENTY-FOURTH: INFORMATION AND CONFIDENTIALITY

24.1 - The Ecuadorian State is the owner of all the technical information generated during the execution of the Contract and shall have access to all economic information.

24.2 - The Contractor shall submit the original of all technical information and information related to investments, cost, and charges incurred in the execution of this Contract as it is generated to the MEM through the Oil Contracting Unit, and shall forward a copy to PETROPRODUCCION. The Parties shall expressly and mutually notify each other of any documents that are confidential in nature.

24.3 - The blueprints, designs, drawings, data, technical and scientific reports and any other information related to contracted operations and services shall be treated as confidential by the Parties. Therefore, their content, in whole or in part, shall not be disclosed to third parties in any way whatsoever, without a prior written agreement between the Parties. The documents of a confidential or reserved nature shall conserve that quality until five (5) years after the conclusion of the Contract.

24.4 - The stipulations of Clause 24.3 shall not apply to the information that the Parties are under obligation to furnish, according to the law and the terms of this Contract, nor to the information that the Contractor must supply to its related companies, auditors, legal advisors, financial institutions or due to the requirement of domestic or foreign regulating authorities. However, the Contractor must notify PETROECUADOR in advance.

24.5 - The Contractor and PETROECUADOR may supply the confidential information referred to in Clause 24.3 to their functionaries, workers, agents, representatives, directors, arbiters, consultants and subcontractors. However, they shall take all necessary measures to insure that these parties comply with the same obligations of confidentiality with respect to the confidential documents to which they may have access.


TWENTY-FIFTH: CONSULTING AND ARBITRATION

25.1 Consulting:

25.1.1 - Disagreements between the parties concerning matters of a technical nature that involve economic aspects and vice versa, arising from the application of this Contract, except for those matters that, that by reason of this Contract or the law, must be decided through arbitration, shall be referred to the legal representatives of the Parties for resolution.

25.1.2 - If within ten (10) days of having referred the disagreement to the legal representatives of the Parties, the said disagreement has not been resolved, the Parties shall submit the said disagreement as well as those themes mutually agreed upon, to a Consultant.

25.1.3 - The Consultant must be appointed by agreement between the parties within a period of ten (10) days counted from the date on which the legal representatives of the Parties should have resolved the dispute. If the parties cannot come to an agreement regarding the nomination, the Consultant shall be appointed by the Arbitration Center of the Quito Chamber of Commerce, which must select an expert in the matter under dispute, who is not related to either of the Parties.

25.1.4 - The Parties shall furnish the Consultant with all verbal or written information and other evidence required to reach a solution to the disagreement. The opinion of the Consultant shall have the effect that the Parties have mutually agreed upon prior to the appointment of the Consultant. In the event that the Parties agreed that the opinion is to be binding, they shall request the opinion of the Attorney General of the State in conformity with subparagraph three of Article 4 of the Law on Arbitration and Mediation; in this case the resolution shall have the character of an arbitration finding. If the Parties do not so agree, the opinion shall only serve as a reference and shall not be binding on the Parties, in accordance with Number 9.16 of the Basic Contracting Conditions for Contracts for the Production of Crude Oil and Additional Hydrocarbon Exploration carried out in the marginal fields of PETROECUADOR. In all cases, the expenses arising from the Consultant's participation shall be mutually borne by both Parties.

25.1.5 - The appointed Consultant shall prepare and present its report in writing on the matter submitted to its consideration, within the period of forty-five (45) days reckoned from its acceptance. The Parties may extend this period by mutual agreement, if the Consultant so requests.

25.2 Rules for International Arbitration. - In the event that a disagreement or controversy is submitted to arbitration as stipulated in Clauses 25.3 the parties agreed that the said arbitration proceeding shall be subjected to the following rules, in addition to the specific rules for each respective case.

25.2.1 - Waiver of ordinary jurisdiction. - As provided in Article 4 of the Law on Arbitration and Mediation, the Parties freely and voluntarily resolve to waive the ordinary jurisdiction for carrying out the arbitration agreed upon herein, therefore undertaking to respect the content of the finding.

25.2.2 - The Parties agree that the Arbitration shall take place in the city of Quito, Ecuador.

25.2.3 - Any Arbitration Tribunal constituted in conformity with this agreement shall be composed of three (3) arbiters. Each party shall appoint one (1) arbiter and these two (2) arbiters shall by common accord appoint a third arbiter who shall be the President of the Tribunal. If one of the parties does not appoint an arbiter within the thirty (30) days following the appointment of the first arbiter, or if the two (2) arbiters appointed by the parties do not name the third arbiter within the thirty (30) days following the appointment of the second arbiter, the respective appointment or appointments shall be made in accordance with the Rules of the Center. The three (3) arbiters must be Ecuadorian citizens or citizens of countries maintaining diplomatic relations with the Republic of Ecuador and with the countries where the parties composing the Contractor are constituted, they must be citizens of signatory countries of the Convention, not have any interest or economic relationship with the parties and the President of the Tribunal may not be of the nationality of either of the Parties.

25.2.4 - Any Arbitration Tribunal constituted in conformity with this Contract shall apply the Ecuadorian legislation in effect on the date of the making of the present Contract and apply the arbitration rights.

25.2.5 - The Spanish language shall be the language used in any arbitration proceeding. All the materials used in the hearings, complaint, response to the complaint, arbitration finding and their grounds must be in Spanish.

25.2.6 - It is hereby agreed that the right of the Parties to submit any dispute to the Arbitration Center in accordance with this Contract shall not be affected by the fact that a total or partial indemnification has been received from a third person with respect to any loss or damage that is an object of the dispute.

25.2.7 - The absence or recalcitrance of either of the Parties in the arbitration shall not be cause for preventing or obstruction of the arbitration proceeding in any manner or at any of its stages.

25.2.8 - Any arbitration finding pronounced in accordance with any arbitration proceeding carried out in conformity with this Contract shall have the effect of a final judgment. It shall be definitive and binding for the Parties, without right of appeal of any type, shall be executed by an ordinary judge, in conformity with Article 32 of the Law on Arbitration and Mediation and the international covenants and treaties in effect in Ecuador.

25.2.9 - Any arbitration finding that requires the payment of money, must be paid in dollars of the United States of America, free of any deduction, or in Sucres at the exchange rate at the time of payment. Furthermore, in the event that any finding that requires one of the Parties to pay an amount of money, that Party must recognize the corresponding late interest from the date of noncompliance or violation of this Contract, if the arbitration finding so determines, and in addition, pay the late interest from the date of the ruling until the date on which payment is made in full.

25.2.10 - The arbiters shall be authorized to prescribe precautionary measures. The Arbitration Tribunal shall be authorized to request the aid of public, judicial, police and administrative functionaries for the execution of the precautionary measures, without the need to appeal to any ordinary judge.

25.2.11 - The standards of the Law on Arbitration and Mediation, Civil Code and Civil Procedures Code of the Republic of Ecuador shall be applied supplementary to all that provided in the norms and regulations of the respective Arbitration Center.

25.2.12 - All Arbitration proceedings shall be confidential.

25.2.13 - The Parties indicate as their domiciles those that are indicated in this Contract in the city of Quito for all summons and notifications of the arbitration.

25.2.14 - The fees and expenses of the members of the Arbitration Tribunal, as well as the charges applicable for the use of the services of the Center shall be borne equally by the Parties in any arbitration proceeding carried out under this Contract.

25.2.15 - The parties agree that that stipulated in Clause 25 shall be kept in effect and shall be binding on the Parties, even in the event that this Contract becomes null and void.

25.3 - International Arbitration

25.3.1 If the disagreement or controversy is of a nature such that it cannot be resolved by the Consultant as stipulated in Clause 25.1, or if one or both of the Parties is not satisfied with the decision rendered by the Consultant, unless it has been agreed that the opinion of the Consultant be binding, PETROECUADOR and the Contractor agree to submit such a disagreement or controversy to the arbitration of the International Center for the Settlement of Investment Disputes (ICSID).

The arbitration shall be carried out as stipulated in the Agreement on the Settlement of Differences Relative to Investments between States and Nationals of Other States, published in the Official Record No. 386 of March 3, 1986 provided that this Agreement are kept in effect for Ecuador.

25.3.2 - PETROECUADOR has been registered at the ICSID since the year 1988, as a party appointed by the Republic of Ecuador, as inferred from the Certificate granted on the day of

April 27, 1999 by the General Secretary for Foreign Relations of the Ministry of Foreign Relations, what appears as Annex XIII.

25.3.3 - The Contractor is composed of companies of United States and Panamanian nationality.

25.3.4 - Any arbitration proceeding that is initiated in accordance pursuant to this Clause 25.3 shall tried subject to the ICSID Rules in effect on the date in which the arbitration proceeding is initiated and shall observe the common rules stipulated in Clause 25.2.


TWENTY-SIXTH:  TRANSFER OR CESSION

The Contractor may not cede or transfer the rights and obligations of this Contract without the prior knowledge of PETROECUADOR and the authorization of the MEM. Therefore, any cession or transfer made without the fulfillment of this essential requirement shall be null and void, without detriment to the MEM declaring the Contract void. In any case, the transfer or cession shall be subject to the terms established in Article 79 of the Hydrocarbons Law and in Executive Decree Number 809 and its revisions.


TWENTY-SEVENTH:  CAUSES FOR TERMINATION AND NULLITY

27.1 -  This Contract shall be terminated for the following reasons:

    a)  The failure to fulfill the purpose of this Contract.

    b)  The expiration of the established period.

    c) At any time before expiration of the contract period by mutual agreement between the Parties.

    d) In the event that the economic conditions of the Contract are not profitable, the Contractor shall request the approval of PETROECUADOR to declare this Contract terminated, provided it has faithfully performed all the obligations undertaken in this Contract.

    e) By a declaration of nullity issued by the MEM for the reasons and under the procedures set forth in Articles 74, 75 and 76 of the Hydrocarbons Law.

    f) If, after the third year of this Contract, the Contractor does not achieve a 50% increase in production over the Base Production Curve.

     g) Due to filing for bankruptcy by any of the corporate entities composing the consortium.

     h) Due to the extinction of the legal entity of any of the corporate entities composing the consortium.

     i)   Due to a final ruling made by a competent judge or arbiter; and

     j)   Due to any other cause provided in the law.

27.2 - In cases of non-fulfillment that may constitute a cause for termination and nullity in conformity with the provisions of the Hydrocarbons Law, the following procedures must be followed:

27.2.1 - PETROECUADOR shall notify the non-fulfillment to the Contractor, so that it may respond with the period of ten (10) days. Nevertheless, the Contractor shall take actions tending to remedy, correct or rectify the failure or non-fulfillment that gave rise to the claim within the period of thirty (30) days. If such actions have been taken and this period proves insufficient for the Contractor to be able to remedy, correct or rectify the said failure or non-fulfillment and it so demonstrates, PETROECUADOR shall concede to it a period additional to that granted, at the petition of the Contractor.

27.2.2 - The following procedure shall be required to declare nullity:

        a) If within the periods mentioned in number 27.2.1 the Contractor does not resolve such failures or non-fulfillment, PETROECUADOR shall request the Ministry of Energy and Mines to declare this Contract null and void.

        b) Prior to the declaration of the nullity of the Contract, the MEM shall notify the Contractor so that, within a period of no less than thirty (30) days nor more than sixty (60) days from the date of the notification, it complies with the obligations not met or dispels the charges that have been brought.

        c) Once nullity has been declared, the Contractor shall immediately return the contracted area to the State and shall deliver all the equipment, machinery and other production and exploration elements, and industrial and transport installations, free of any charge to PETROECUADOR and, in addition, the surety bonds and guarantees provided under the Law and the Contract shall automatically be lost, which shall revert in favor of the State.

27.2.3 - The procedures established in the pertinent laws and regulations and in absence of these, those agreed upon by the parties shall be followed in the other causes of termination.

TWENTY-EIGHTH: APPLICABLE LAW, DOMICILE, JURISDICTION AND NEGOTIATION

28.1 - Applicable Legislation: This Contract shall be governed exclusively by Ecuadorian legislation and the laws in effect at the time the making of this Contract shall be considered to be incorporated within it.

The Contractor expressly declares to have a complete understanding of all Ecuadorian legislation applicable to Contracts for the Production of Crude Oil and Additional Exploration for Hydrocarbons in Marginal Fields.

28.1.1 - Legal Framework: Includes, without being limited to, the legal standards established in Annex XIV, which are applicable to this Contract:

28.2 - Domicile, Jurisdiction and Competence: The Parties submit to the laws of Ecuador and establish their residence in the City of Quito as set forth in
Article 3 of Law No. 44 published in the Official Register 326 of November 29, 1993. This provision shall prevail even after this Contract has expired, up to the moment in which the operating permit of Contractor in Ecuador has been legally canceled, without taking the causes for termination into consideration.

28.2.1 - In the event of disputes that may arise due to the application of this Contract, the Contractor, pursuant to Ecuadorian legislation, expressly renounces the right to use diplomatic or consular resources, or to resort to any domestic or foreign jurisdictional mechanism not provided in this Contract, or to an arbitration that is not recognized by Ecuadorian law or provided in this Contract.

28.2.2 - The Parties agree to use the means established in this Contract for settling doubts or controversies that may arise during its validity. The Parties also agree to observe and comply with any rulings made by authorized consultants, arbiters, judges, or courts, in related cases, according to the stipulations of the Contract.

TWENTY-NINTH - COMMUNICATIONS AND NOTIFICATIONS

29.1 - COMMUNICATIONS

All the communications or notifications that contain requests, suggestions, opinions, acceptances, authorizations, reports, studies, balances, inventories and other documents that the Parties interchange between themselves or that they present to the MEM and/or PETROECUADOR, for purposes of this Contract shall be written in the Spanish language. If there are technical reports, which due to their nature require presentation in another language, these must be translated into Spanish.

29.2 - The documents presented by the Contractor to PETROECUADOR or to the MEM by virtue of this Contract shall be subject to that set forth in Article 82 of the Hydrocarbons Law.

29.3 - Written notification between the Parties shall be conducted in Spanish and shall be forwarded to the following addresses:

MEM
Santa Prisca No. 221 y Av. 10 de Agosto
FAX: 580724
Telephone: 570-877
Quito, Ecuador

PETROECUADOR
Edificio Matriz
Alpallana y 6 de Diciembre
FAX: 593-2-569738
Telex: 022213
Telephone: 563-060
Apartado Postal 17.11.5007
Quito, Ecuador

UCP
Unidad de Contratacion Petrolera
Av. Amazonas 4600 y Pereira
Edif. Casa Vivanco 6to. Piso
FAX 593-2-262375
Telephone: 265246-265247
Quito, Ecuador

PETROPRODUCCION
Av. 6 de Diciembre 4226 y Gaspar Canero
FAX: 449000
Telephone: 440333 to 342
Quito, Ecuador

CONTRACTOR:

TECNIPETROL, INC.
Av. Republica de El Salvador 970, Piso 7
Telefonos: 466770 - 466802
FAX: (593-2) 466802
Quito, Ecuador

BELLWETHER INTERNATIONAL, INC.
Whymper 1105 y Diego de Almagro
Telefonos: 222057 - 508123 - 501354
FAX: (593-2) 501902
Quito, Ecuador.


THIRTIETH: QUANTITY AND NOTARY EXPENSES

30.1 - Given its nature, this Contract is not liable to quantification on the date that it is granted. Therefore, the present Public Instrument is of an indeterminate quantity.

30.2 - The expenses required for the making of this Contract, including the cost for ten (10) certified copies to be delivered to the Oil Contracting Unit, shall be paid by the Contractor and the respective procedures shall be for his account.


THIRTY-FIRST: QUALIFYING DOCUMENTS

The following documents are qualifying documents of the present Contract:

a) Certified copies of the appointment and formal investiture of the executive president of PETROECUADOR and appointment of the manager of PETROPRODUCCION;

b) Certified copy of the instrument constituting the Bellwether-Tecnipetrol Consortium made before the Thirty-Second Notary on September 13, 1999.

c) Certified copy appointment or powers of attorney of the Legal Representatives of the companies composing the Contractor, who appear in the document mentioned in clause 2.4;

d) Certified copy of the documents listed in the numerals 2.2, 2.4, 2.5, 2.6, 2.7 and 2.8 of the Second Clause.

e) Certificates from the Superintendency of Companies accrediting the legal existence of the companies composing the Contractor and their residence in Ecuador.

f) Certified copy of the Resolution of the Special Bid Committee accrediting the approval of this Contract, its awarding in favor of the Contractor and the approval for its signing;

g) Certified copies of the Resolutions of Administrative Council of PETROECUADOR and the Board of PETROPRODUCCION authorizing the

     Executive President of Petroecuador and the Manager of that Affiliate to sign this Contract; and

h) Certified copies of the official letters that request the favorable report of the Attorney General of the State and the opinion of the Joint Command of the Armed Forces regarding this Contract in the aspects set forth by law, contained in clause 2.6.


THIRTY-SECOND: ANNEXES

The following are an integral part of this Contract and are appended as ANNEXES:

Delimitation of the Contract Area and Ecuadorian Oil Cadastral Map, certified by the Military Geographic Institute and the National Office of Hydrocarbons;

Base Production Curve of the Charapa Field;

Minimum Plan for Additional Exploration and Investments;

Minimum Program for Production Activities and Investments;

Procedure for fixing the Production Rate;

Inventory, Technical Inspection and Valuation of Assets

Contractor's Offer, (Envelope 2)

Negotiation Record (the Minutes)

Cost Accounting Regulations applicable to Marginal Fields;

Investment Guarantee;

Joint Guarantees of the Parent Company

Guarantee of Proper Use of Goods and Equipment

Certificate granted on April 27, 1999 by the General Secretary of Foreign Relations of the Ministry of Foreign Relations.

Legal Framework

You, Mr. Notary Public shall please add any other stylistic formalities necessary to make this Contract perfectly valid.

Dr. Jorge Paz Durini, and Dr. Jaqueline Silva inscribed in the Bar Association of Pichincha under Matriculation Nos. 2582 and 3154, respectively.

                           ANNEX XIV.LEGAL FRAMEWORK

HYDROCARBON LEGISLATION

Codification of the Hydrocarbons Law (DS 2967. RO 711: 78.11.15.)

Law No. 101, reforming the Hydrocarbons Law (RO 306: 82.08.13.)

Law No. 08, reforming the Hydrocarbons Law (RO 277: 85.09.23.)

Law Decree No. 24, reforming the Hydrocarbons Law (RO 446: 86.05.29.)

Special Law No. 45, of the State Oil Company of Ecuador (PETROECUADOR) and its Subsidiary Companies (RO 283: 89.09.26.), its reforms and pertinent regulations.

Law No. 44, reforming the Hydrocarbons Law (RO 326: 93.11.29.)

List of errata published in the RO 344: 93-12-24

Law No. 49, reforming the Hydrocarbons Law (RO 346: 93.12.28.)

Law Reforming the Hydrocarbons Law (Supplement RO 523: 94.09.09.)

Law Reforming the Hydrocarbons Law No. 98-09 (RO 12: 98.08.26)

Regulation of the Law No. 101 (DE 1491. RO 427: 83.02.07.) and its reforms (DE 1770. RO 509: 83.06.08.) and (DE 3136-A. RO 753: 87.08.20.)

Regulation for application of the Law No. 44 (DE 1417. RO 364: 94.01.21.), and its reforms (DE 2360. RO 595: 94.12.22.)

Regulation of the Special Bidding System for Contracts for Production and Additional Exploration of Marginal Fields (RO 419:94-04-13).

Basic contracting conditions for the Special Bidding for Contracts for Crude Oil Exploration and Additional Hydrocarbon Production in Marginal Fields (RO S 305: 98-04-27).

Cost Accounting Regulation applicable to Contracts for Exploration for Crude
Oil and Additional Hydrocarbon Production in Marginal Fields (RO 299: 98-04-17).

Regulation on Hydrocarbon Operations (AM 1311. RO 681: 87.05.08.), and its reform (AM 189. RO 123: 89.02.03.)

Procedure for Fixing Production Rates (DE 543. RO 135: 85.03.01.), and its reform.

Regulation to Article 79 of the Hydrocarbons Law on Cession of the Rights and Obligations of Hydrocarbon Exploration and Production Contracts (DE 809. RO 197: 85.05.31.), and its reforms.

Executive Decree No. 976, RO 274: 82-06-29

Regulation for the scheduling of Crude Oil Shipments (RO 257: 98-02-13)

TAX LEGISLATION:

Law for the Reform of Public Finances (RO S 181: 99.04.30).

Law Reordering Economic Matters for the Tax-Finance Area (Law 98-17) (RO S 78:
98.12.01.).

Tax Code (DS 1016-A. RO - Supplement 958: 75.12.23.).

Law No. 006, on Tax and Financial Control (RO 97: 88.12.29.) and its Regulation (DE 393. RO S 118: 89.01.27.)

Law No. 56, on the Domestic Tax System (RO - Supplement 341: 89.12.22.) and its Regulation.

Law No. 63, Reform of the Law No. 006 (RO 366: 90.01.30.)

Law No. 72 (RO 441: 90.05.21.).

Law No. 40, that creates Substituting Revenue for the Provinces of Napo, Esmeraldas y Sucumbios (RO 248 S 89.08.07.).

Law No. 122, that creates the Development Fund of the Provinces of the Amazon Region (RO 676: 91.05.03.).

Law No. 51, Reform of the Law Domestic Tax System (RO 349: 93.12.31.).

Decree - Law No. 05, Reform of the Laws No. 51, No. 56 and Tax Code (RO 396:
94.03.10.)

Law No. 10, of the Fund for Regional Amazon Eco-development and Reinforcement of its Sectional Bodies (RO 30: 92.09.21.), its reform Law No. 20 (RO 152:
97.09.15.) and
its Regulation (DE 461.RO: 121:93.02.03.)


LEGISLATION ON THE ENVIRONMENT:

Roads Law (DS 1351. RO 285: 64.07.07.) and its Regulation (AM 0282. RO 378:
71.12.24.).

Health Code (DS 188.RO 158:71.02.08.).

Law for the Preservation of Reserve Zones and National Parks (DS 1306. RO 301:71.09.02.)

Environmental Regulation for the Hydrocarbon Operations in Ecuador (DE 2982. RO 766:95.08.24.)

Law on Waters (DS 369. RO 69: 72.05.30.) and its Regulation (DS 40. RO 233:
73.01.26.).

Reform to the Maritime Police Code (DS 945.RO 643: 74.09.20.).

Law on Prevention and Control of Environmental Contamination (DS 374. RO 097:
76.05.31.).

Instruction for the Preparation of Environmental Impact Reports and Studies (AM
764. RO 330:85.12.09.)

Law No. 74, on Forestry and on conservation of Natural Areas and Wild Life (RO 64: 81.08.24.), reformed, and its Regulation (DE 1529.RO 436:83.02.22.), reformed.

Norms for the Prevention, Control and Rehabilitation of the Environment in the Hydrocarbon Exploration and Production Activities in the National Parks or equivalents (AM 1743. RO OO4:88.08.16.)

Regulation for the Prevention and Control of Environmental Contamination, relative to water resources (AM 2144.RO 204:89.06.05.)

Regulation for the Prevention and Control of Environmental Contamination caused due to emission of noises (AM 7789.RO 560:90.11.12.).

Regulation for the Prevention and Control of Environmental Contamination relating to ground resources (AM 14629.RO 989:92.07.30.).

Regulation for the handling of solid wastes (AM 14630.RO 991:92.08.03.).

VARIOUS LEGAL PROVISIONS:

Political Constitution of the Republic of Ecuador.

Law on Arbitration and Mediation, (RO 145: 97.09.04.).

Law No. 147, on the Facilitation of Exports and Aquatic Transport (RO 901:
92.03.25.).

Law No. 99, Organic Customs Law (RO 359: 98.07.13.)

Law on the Status of Aliens (DS 1897. RO 382: 71.12.30.) and its Regulation (DE 1991. RO 473: 86.07.07.).

Law No. 50, on Modernization of the State, Privatizations and Providing of Public Services by Private Initiative (RO 349: 93.12.31.) and its Regulation.

General Insurance Law (Law No. 74 RO 290: 98.04.03.)

Codification of the National Security Law (DS 275. RO 892: 79.08.09) and its Regulation (DE 2264. RO 642: 91.03.14.).

Regulation for the application of Articles 18 and 57 of the Industrial Promotion Law, 50 and 51 of the Law for Promoting Small Industry, 87 and 88 of the Law for Promoting the Automotive Industry (DE 976. RO 274: 82.06.29.).

Codified Regulation for the Determination and Collection of Contributions that companies subject to the control and supervision of the Superintendency of Companies must pay annually to the latter (ADM 90154. RO 442: 90.05.22.).

Ministerial Accord that fixes the minimum wage for workers working in the production of crude oil and natural gas, its processing, packing and marketing.